SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Meritor, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Letter to
Shareowners
Notice of 2015
Annual Meeting
and
Proxy Statement

December 5, 2014

Dear Shareowner:

You are cordially invited to attend the 2015 annual meeting of shareowners of Meritor, Inc.

The meeting will be held at the Westin Detroit Metropolitan Airport, 2501 World Gateway Place, in Detroit, Michigan, on Thursday, January 22, 2015, at 9 a.m. At the meeting there will be a current report on the activities of the Company followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareowners generally.

If you plan to attend the meeting, please indicate your intention to attend when voting by Internet or telephone or mark the box on your proxy card.

We hope that as many shareowners as can conveniently attend will do so.

Sincerely yours,

Ivor J. Evans
Chairman of the Board and Chief Executive Officer

MERITOR, INC.
2135 West Maple Road
Troy, Michigan 48084-7186

_______________

Notice of 2015 Annual Meeting of Shareowners
_______________

To the Shareowners of MERITOR, INC.:

Notice is Hereby Given that the 2015 Annual Meeting of Shareowners of Meritor, Inc. (the “Company”) will be held at the Westin Detroit Metropolitan Airport, 2501 World Gateway Place, in Detroit, Michigan 48242, on Thursday, January 22, 2015, at 9 a.m. (Eastern Standard Time) for the following purposes:

1.	to elect three members of the Board of Directors of the Company with terms expiring at the Annual Meeting in 2018;
2.	to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement;
3.	to consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company;
4.	to consider and vote upon a proposal to approve the amended and restated Incentive Compensation Plan (including related performance goals to enable certain awards to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended), to include a clawback provision applicable to awards that are subsequently the subject of a restatement of financial statements within one year due to misconduct or culpable conduct, and to make certain other changes to the plan; and
5.	to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on November 14, 2014 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Sandra J. Quick
Secretary

December 5, 2014

_______________

PROXY STATEMENT
_______________

The 2015 Annual Meeting of Shareowners of Meritor, Inc. (the “Company” or “Meritor”) will be held on January 22, 2015, for the purposes set forth in the accompanying Notice of 2015 Annual Meeting of Shareowners. The Board of Directors of Meritor is soliciting proxies to be used at the Annual Meeting and any adjournment, and is furnishing this proxy statement in connection with its solicitation.

As permitted by Securities and Exchange Commission (“SEC”) rules, Meritor is making this proxy statement, the proxy card and the annual report to shareowners (the “proxy materials”) available to you electronically via the Internet. On December 5, 2014, we mailed to our shareowners a notice (the “Notice”) containing instructions on how to access and review the proxy materials and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. If you would like a printed copy of the proxy materials, follow the instructions for requesting them that are included in the Notice.

Shareowners of record may vote in any of three ways: (a) via the Internet; (b) by calling a toll-free telephone number; or (c) if you received your proxy materials by mail, by executing and returning a proxy card. Instructions for Internet voting are included in the Notice, and instructions for telephone and Internet voting are included on the proxy card. If you vote by telephone or Internet, it is not necessary to return a proxy card. If you properly give a proxy (including a written proxy or a proxy via telephone or Internet), your shares will be voted as you specify in the proxy. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by giving a valid, later dated proxy, by voting via telephone or Internet at a later date than the date of the proxy, or by attending the meeting and voting in person.

If your shares are held in “street name” by a bank, broker or other nominee holder on your behalf, you must follow the directions that you receive from your bank, broker or other nominee holder in order to direct the vote or change the vote of your shares. If you wish to vote in person at the meeting, you must obtain a legal proxy from the nominee holding your Meritor shares.

Our policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareowners. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

VOTING SECURITIES

Only shareowners of record at the close of business on November 14, 2014 are entitled to receive notice of, and to vote at, the meeting. On November 14, 2014, we had outstanding 97,844,611 shares of Common Stock, par value $1 per share, of Meritor (“Common Stock”). Each holder of Common Stock is entitled to one vote for each share held.

As of November 14, 2014, T. Rowe Price Trust Company, as directed trustee under the Meritor savings plans for its participating employees, owned the following shares of Common Stock:

		Percent of
		Outstanding
Name and address	Number of Shares	Common Stock
T. Rowe Price Trust Company	5,267,740	5.38%
4515 Painters Mill Road
Owings Mills, MD 21117

If you are a participant and hold shares of Common Stock in Meritor’s savings plans, your Internet or telephone vote or your proxy card will also serve as a voting instruction for the trustee with respect to shares held in your account. Shares held on account of participants in these plans will be voted by the trustee in accordance with instructions from the participants (either in writing or by means of telephone or Internet voting procedures). Where no instructions are received, shares will be voted by the trustee in the same manner and proportion as shares for which instructions are received.

In addition, the following entities reported beneficial ownership of more than 5% of the outstanding shares of Meritor Common Stock. This information is based on Schedules 13D and 13G that were filed with the SEC.

		Percent of
	Number	Outstanding
Name and Address	of Shares	Common Stock
Glenview Capital Management, LLC,
767 Fifth Avenue, 44th Floor,
New York, NY 10153[1]	9,737,854	9.96%

Avenue Capital Management II, LP,
399 Park Avenue, 6th Floor,
New York, NY 10022[2]	9,205,723	9.24

Hotchkis and Wiley Capital Management, LLC,
725 S. Figueroa Street, 39th Floor,
Los Angeles, CA 90017[3]	6,699,050	6.79

BlackRock, Inc.,
40 East 52nd Street,
New York, NY 10022	5,916,483	6.00

The Vanguard Group,
100 Vanguard Blvd.,
Malvern, PA 19355[4]	5,314,497	5.43
____________________

1	Glenview Capital Management, LLC and Lawrence M. Robbins filed a Schedule13G, as amended, reporting that they may be deemed beneficial owners of shares held by various investment funds for which Glenview Capital Management, LLC serves as investment manager. Lawrence M. Robbins is the chief executive officer of Glenview Capital Management, LLC.

2	Avenue Capital Management II, L.P., filed a Schedule 13G reporting ownership of shares of Meritor Common Stock by several funds for which Avenue Capital Management II, L.P. serves as investment advisor. Avenue Capital Management II GenPar, LLC, is the general partner of Avenue Capital Management II, L.P. Each of Avenue Partners, LLC, Avenue Capital Partners VI, LLC, GL Partners VI, LLC, and Avenue International Master GenPar, Ltd., is a general partner, shareholder and/or managing member of one or more of these funds. Marc Lasry is the managing member of Avenue Capital Management II GenPar, LLC, GL Partners VI, LLC, and Avenue Partners, LLC.

3	Hotchkis and Wiley Capital Management, LLC filed a Schedule 13G reporting that they may be deemed the beneficial owners of shares held by various clients for whom they act as investment advisor.

4	The Vanguard Group filed a Schedule 13G, as amended, reporting that it may be deemed beneficial owner of shares as a result of two of its subsidiaries acting as investment manager of collective trust accounts and investment offerings that own shares of Meritor Common Stock.

ELECTION OF DIRECTORS

Meritor’s Restated Articles of Incorporation provide that the Board of Directors consists of three classes of directors with overlapping three-year terms, and that the three classes should be as nearly equal in number as possible. One class of directors is elected each year with terms extending to the Annual Meeting of Shareowners held three years later.

The Company’s Board of Directors currently consists of nine members – three directors in Class I, with terms expiring at the Annual Meeting of Shareowners in 2016; three directors in Class II, with terms expiring at the Annual Meeting of Shareowners in 2017; and three directors in Class III, with terms expiring at the 2015 Annual Meeting.

Two current directors are standing for re-election at the 2015 Annual Meeting as Class III directors, for terms expiring at the Annual Meeting of Shareowners in 2018. James E. Marley, the third director currently in Class III, will retire from Board service at the time of the 2015 Annual Meeting and will not stand for re-election. The Board has nominated Lloyd G. Trotter for election as a Class III director for a term expiring at the Annual Meeting of Shareowners in 2018, to fill the vacancy left by Mr. Marley’s retirement.

Our corporate governance guidelines require directors to offer not to stand for re-election if they are age 72 at the time of re-election or will reach age 72 during their new term. The members of the Corporate Governance and Nominating Committee then decide whether continued Board service is appropriate. One of the current nominees standing for re-election at the 2015 Annual Meeting, David W. Devonshire, will reach age 72 during the new term. After considering the contributions and qualifications of Mr. Devonshire, the Corporate Governance and Nominating Committee determined that his continued service for the full term is appropriate.

The directors in Class I and the directors in Class II continue to serve terms expiring at the Annual Meeting of Shareowners in 2016 and 2017, respectively.

Proxies will be voted at the meeting (unless authority to do so is withheld) for the election as directors of the nominees specified in Class III – Nominees for Director with Terms Expiring in 2018, under the heading Information as to Nominees for Director and Continuing Directors below. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is likely that either (a) proxies would be voted for the election of the other nominees and a substitute nominee, or (b) the Board of Directors would reduce the number of directors.

No director of Meritor was selected pursuant to any arrangement or understanding between him or her and any person other than Meritor. There are no family relationships, as defined in Item 401 of Regulation S-K (“Regulation S-K”) of the rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), between any director, executive officer or person nominated to become a director or executive officer of Meritor. No person who has served as a director or executive officer of Meritor at any time since October 1, 2013 has any substantial interest, direct or indirect, in any matter to be acted on at the 2015 Annual Meeting, other than election of directors to office.

INFORMATION AS TO NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

Following are the biographies for our director nominees and our directors who will continue to serve after the 2015 Annual Meeting, including information concerning the particular experience, qualifications, attributes or skills that led the Corporate Governance and Nominating Committee and the Board to conclude that the nominee or director should serve on the Board. Except as provided below, during the last five years, no director has held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC. For a discussion of membership guidelines that outline the desired composition of the Board as a whole, see “Director Qualifications and Nominating Procedures” below.

CLASS III – NOMINEES FOR DIRECTOR WITH TERMS EXPIRING IN 2018

DAVID W. DEVONSHIRE
Retired Executive Vice President and Chief Financial Officer, Motorola, Inc. (Communications Technologies and Electronics Products)

Age 69

Mr. Devonshire, a director since July 2004, has been the Board’s Presiding Director since January 2013 and is the Chair of the Audit Committee and a member of the Compensation and Management Development Committee. He was Executive Vice President and Chief Financial Officer of Motorola, Inc. from 2002 to March 2007, and Executive Vice President of Motorola from March 2007 until his retirement in December 2007. He had previously served as Executive Vice President and Chief Financial Officer for Ingersoll-Rand Company (industrial components) from 1998 to 2002; Senior Vice President and Chief Financial Officer for Owens Corning, Inc. (building materials and fiberglass composites) from 1993 to 1998; Corporate Vice President of Finance for Honeywell (diversified manufacturing and technology) from 1992 to 1993; and Corporate Vice President and Controller for Honeywell from 1990 to 1992. Prior to that, Mr. Devonshire served in financial positions with Mead Corporation (forest products), Baxter International, Inc. (medical devices and biotechnology) and KPMG LLP (public accounting), where he began his career in 1968. Mr. Devonshire serves on the boards of Roper Industries (where he is presiding director and chairman of the audit committee) and Career Education Corp. Mr. Devonshire is a former director of the former Arbitron Inc. (now called Nielsen Audio, a division of Nielsen Holdings N.V.). In addition, Mr. Devonshire is the principal financial adviser to Harrison Street Capital LLC, a private equity firm.

Board Qualifications: With a career in finance and accounting spanning over 40 years (including 15 years as a public company chief financial officer), Mr. Devonshire brings a wealth of financial and accounting knowledge to our Board. His experience includes in-depth financial expertise in overseeing financial reporting, internal controls and financial strategy within public companies, more particularly the preparation of audited financial statements, implementation of financial controls, external and internal auditing, and analysis and evaluation of financial statements. The depth of his experience in this field allows him to give valuable insights into Audit Committee meetings as well as Board finance and strategy discussions. Mr. Devonshire’s service as a director of other public companies also affords him additional insight to the forefront of financial and accounting issues facing public companies.

VICTORIA B. JACKSON BRIDGES
Former President and Chief Executive Officer, DSS/Prodiesel, Inc. (Transportation Components)

Age 59

Ms. Jackson Bridges, a director since July 2000 and a director of Meritor Automotive, Inc. from July 1999 until the merger of Meritor Automotive, Inc. and Arvin Industries, Inc. (the “merger”), is a member of the Compensation and Management Development Committee and the Environmental and Social Responsibility Committee. She currently serves as President of Victoria Bellé, Inc., a designer, manufacturer and marketer of specialty retail products. She was President and Chief Executive Officer of DSS/Prodiesel, Inc. from 1979 until 1998, when the company was sold to TransCom USA. She served as a consultant to TransCom USA from 1998 to February 2000. Ms. Jackson Bridges is a former Trustee of the Tampa Museum of Art and is a former director of Roadrunner Transportation Systems, Inc. (transportation and logistics services).

Board Qualifications: Ms. Jackson Bridges’ qualifications to serve on our Board include her leadership skills and operational expertise derived from almost 20 years as chief executive officer of a transportation components company. That background, together with her subsequent business experience and her M.B.A. from Vanderbilt University, honed her focus on the human resources and people-development side of a company, which is extremely valuable during Board discussions. Her unique experience as a woman heading a company in the manufacturing/transportation industry, a traditionally male-dominated industry, also contributes a diverse perspective to our Board.

LLOYD G. TROTTER
Managing Partner, GenNx360 Capital Partners (private equity firm)

Age 69

Mr. Trotter is a nominee for election to the Board of Directors for a term ending in 2018. He is a founder of GenNx360 Capital Partners, where he has been Managing Partner since February 2008. He served General Electric (diversified technology and financial services company) as Vice Chairman, and as President and Chief Executive Officer of GE Industrial, from 2006 until his retirement in February 2008. He had previously held various leadership positions with General Electric, including Executive Vice President, Operations, from 2005 to 2006; President and Chief Executive Officer, GE Consumer and Industrial Systems, from 1998 to 2005; and President and Chief Executive Officer, Electrical Distribution and Control, from 1992 to 1998. He held various positions in General Electric businesses from 1970, when he began his career with the company, to 1992. Mr. Trotter is a director of PepsiCo, Inc. and Textron Inc., and chairs the compensation committees of both companies. He is a former director of Daimler AG.

Board Qualifications: Mr. Trotter has extensive knowledge and experience, through his leadership roles at General Electric, in a variety of fields that are important to the Company’s business, including business operations, finance, manufacturing, information technology, supply chain management and international business opportunities. He also has extensive corporate governance and executive compensation experience from his years serving on boards and committees of public companies, which will further enhance his contributions and value to the Board of Directors and the Company.

The Board of Directors recommends that you vote “FOR” the election of these nominees, which is presented as item (1).

CLASS I – CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2016

IVOR J. EVANS
Chairman of the Board and Chief Executive Officer of Meritor

Age 72

Mr. Evans has been Chairman of the Board and Chief Executive Officer of Meritor since August 2013 and was also President from August 2013 to June 2014. He was Executive Chairman of the Board and Interim Chief Executive Officer and President from May 2013 until August 2013. Mr. Evans has been a director since May 2005. He served as Vice Chairman of Union Pacific Corporation (railroad company) from January 2004 until his retirement in March 2005, and served as a member of the Union Pacific board of directors from 1999 to 2005. He had served as President and Chief Operating Officer of Union Pacific Railroad from 1998 until January 2004. From 1989 to 1998, he served in various executive positions at Emerson Electric Company (technology and engineering applications), including Senior Vice President, Industrial Components and Equipment. Prior to that, he was President of Blackstone Corp. (automotive components and systems) from 1985 to 1989 and, prior to that, spent 21 years serving in key operations roles for General Motors Corporation (automotive). He is also a director of Textron Inc. and Spirit AeroSystems and is an operating partner of HCI Equity Partners (formerly named Thayer Capital Partners). He is a former director of Cooper Industries and Roadrunner Transportation Systems, Inc.

Board Qualifications: Mr. Evan’s qualifications include extensive operational and manufacturing experience from his years as a chief operating officer and senior executive of large public companies, including some in the automotive and transportation markets in which we operate. He also has considerable transactional and corporate finance experience as an operating partner in a private equity firm. Mr. Evan’s service as a director of other public companies also widens his perspective with respect to corporate governance, audit issues, strategy and other matters that confront public companies.

WILLIAM R. NEWLIN
Chairman, Newlin Investment Company, LLC (Equity Investment Firm)

Age 74

Mr. Newlin, a director since July 2003, is the Chair of the Compensation and Management Development Committee and a member of the Corporate Governance and Nominating Committee. He has been the Chairman and a director of Newlin Investment Company, LLC since April 2007. He served Dick’s Sporting Goods, Inc. (sporting goods) as Executive Vice President and Chief Administrative Officer from October 2003 until his retirement in March 2007. He served as Chairman and CEO of Buchanan Ingersoll Professional Corporation (now Buchanan Ingersoll & Rooney PC, a law firm) from 1980 to October 2003. Mr. Newlin is a director of Kennametal Inc. (where he is Chairman and a member of the compensation committee) and Calgon Carbon Corporation. He is also a director of several private companies, primarily specializing in technology solutions, including Carmell Therapeutics (biologically active medical devices), Liquid X Printed Metals (metallic inks), and Sharp Edge Labs (biosensors for research).

Board Qualifications: Mr. Newlin’s wide experience in major corporate transactions and in serving as a counselor providing strategic advice to complex organizations qualifies him to sit on our Board. He has led and managed large businesses such as professional service providers and public and private companies. In particular, his legal and business insight (as well as his extensive executive leadership and entrepreneurial experience) provide Mr. Newlin with the skills that make him an effective director. Mr. Newlin’s service as a director of other public companies also affords our Board the benefit of his broader exposure to corporate governance issues, compensation issues and other matters facing public companies.

THOMAS L. PAJONAS
Executive Vice President and Chief Operating Officer, Flowserve Corporation (Manufacturer of Flow Control Products)

Age 59

Mr. Pajonas, a director since September 2013, is a member of the Audit Committee, the Corporate Governance and Nominating Committee and the Environmental and Social Responsibility Committee. He has served as Executive Vice President and Chief Operating Officer of Flowserve Corp. since February 2014, and previously served as Senior Vice President and Chief Operating Officer of Flowserve Corp. from January 2012 to January 2014. Prior to that, he served as president of the Flow Control Division from 2004 to 2012, holding the positions of vice president from 2004 to 2006 and senior vice president from 2006 as an officer of Flowserve Corp. Before joining Flowserve Corp., Mr. Pajonas was managing director of the U.S. rail products unit of Alstom Transport (supplier of rail products) from 2003 to 2004, and senior vice president of the Worldwide Power Boiler Business of Alstom, Inc. (power generation and transmission and rail infrastructure) from 1999 to 2003. Prior to that, he served in various capacities as senior vice president and general manager, International Boiler Operations, and subsequently senior vice president and general manager, Standard Boilers Worldwide, of Asea Brown Boveri (power and automation technologies), including supply chain, power products manufacturing, and strategic operations.

Board Qualifications: Mr. Pajonas has extensive global leadership and operational experience combined with a strong manufacturing and engineering background, which provide useful insight into the operational issues facing manufacturing companies like Meritor.

CLASS II – CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2017

JOSEPH B. ANDERSON, JR.
Chairman of the Board and Chief Executive Officer, TAG Holdings LLC (Automotive Components)

Age 71

Mr. Anderson, a director since July 2000 and a director of Meritor Automotive, Inc. from September 1997 until the merger, is Chair of the Environmental and Social Responsibility Committee and a member of the Corporate Governance and Nominating Committee. He has served as Chairman of the Board and Chief Executive Officer of TAG Holdings LLC since 2003, and of its subsidiaries, Vibration Control Technologies, LLC since 2002; A&D Technologies, LLC and North American Assemblies, LLC since 2003; Great Lakes Assemblies, LLC since 2005; Barton Manufacturing LLC and Wolverine Assemblies LLC since 2012; and Shared Vision LLC since 2013. He was Chairman of the Board and Chief Executive Officer of Chivas Industries LLC (and its predecessor, Chivas Products, Ltd.) (automotive components) from October 1994 until March 2002. From

December 1992 to July 1993, Mr. Anderson was President and Chief Executive Officer of Composite Energy Management Systems, Inc. (automotive components). Mr. Anderson served in a variety of positions, primarily in manufacturing, with General Motors Corporation (automotive) from 1979 until December 1992. He also served as a White House fellow and an assistant to the U.S. Secretary of Commerce from 1977 to 1979. Mr. Anderson currently is a director of Quaker Chemical Corporation (where he serves on the audit committee and the governance committee) and Rite Aid Corporation (where he chairs the nominating and governance committee). He is a former director of NV Energy and Valassis Communications, Inc. Mr. Anderson is also on the executive advisory board of Wynnchurch Capital, a private equity firm.

Board Qualifications: Mr. Anderson’s qualifications to serve on our Board include financial and business insight gleaned from his long history as an owner, executive officer and director of public and private companies, experience in the transportation and manufacturing industries in which the Company operates, and leadership capabilities from serving as CEO of several large organizations. His professional and civic affiliations (including the National Association of Black Automotive Suppliers) have also enabled Mr. Anderson to become a leader with regard to business and diversity matters, which provides valuable perspective to our Board on matters of importance to the Company.

RHONDA L. BROOKS
President, R. Brooks Advisor (Business Consultant)

Age 62

Ms. Brooks, a director since July 2000 and a director of Meritor Automotive, Inc. from July 1999 until the merger, is Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee. She is currently the President of R. Brooks Advisor, a consultant for start-up firms, specializing in corporate governance and marketing strategy. She served Owens Corning, Inc. (building materials and fiberglass composites) as President of the Exterior Systems Business from June 2000 to July 2002; as President of the Roofing Systems Business from December 1997 to June 2000; as Vice President, Investor Relations from January to December 1997; and as Vice President-Marketing of the Composites Division from 1995 to 1996. She served as Senior Vice President and General Manager of PlyGem Industries, Inc. (building and remodeling products) from 1994 to 1995, and as Vice President – Oral Care and New Product Strategies, and Vice President – Marketing and Sales of Warner Lambert Company (pharmaceuticals and consumer products) from 1990 to 1994. She was with General Electric Company from 1976 to 1990. She is a director of Menasha Corporation (plastics and packaging).

Board Qualifications: Ms. Brooks brings to our Board strong communication, collaboration and leadership skills from a decades-long career as an executive at several complex organizations, including at name brand companies such as General Electric and Owens Corning. Her extensive business experience is diverse and well-rounded, encompassing marketing, finance, running a manufacturing business and consulting. This provides her with the skills, solid foundation and valuable business acumen that qualify her to sit on our Board.

WILLIAM J. LYONS
Retired Chief Financial Officer, CONSOL Energy Inc. (Provider of Coal and Natural Gas) and CNX Gas Corporation (Provider of Natural Gas)

Age 66

Mr. Lyons, a director since May 2013, is a member of the Audit Committee and the Compensation and Management Development Committee. Mr. Lyons has over 40 years of professional financial experience, primarily at CONSOL Energy Inc., where he served as Chief Financial Officer from December 2000 until his retirement in February 2013. He also served as Chief Financial Officer of CNX Gas Corporation, a public subsidiary of CONSOL Energy Inc., from April 2008 until February 2013. Mr. Lyons has been a director of Calgon Carbon Corporation since 2008 and currently serves as the Chairman of the audit committee of Calgon. He has previously served as a director of CNX Gas Corporation (2005-2009) and Duquesne University (2005-2014) and was a trustee of the 1974 United Mines Workers of America Pension Trust (January-December 2013). Mr. Lyons holds a Master of Science degree in accounting and is a Certified Public Accountant and a Certified Management Accountant.

Board Qualifications: Mr. Lyons, through his education and his experience as Chief Financial Officer of a Fortune 500 company, brings to our Board extensive financial acumen and experience.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors manages or directs the management of the business of Meritor. In fiscal year 2014, the Board of Directors held five regularly scheduled meetings and one special telephonic meeting. Each current director attended at least 75% of the aggregate number of meetings of the Board and the standing and special committees on which he or she served in fiscal year 2014. Meritor encourages each director to attend the Annual Meeting of Shareowners. All of the current directors attended the 2014 Annual Meeting.

The Board of Directors has established independence standards for directors, which are set forth in the Company’s Guidelines on Corporate Governance and are identical to the standards prescribed in the corporate governance rules of the New York Stock Exchange. The Board determined that Ms. Brooks, Ms. Jackson Bridges, and Messrs. Anderson, Devonshire, Lyons, Marley, Newlin, Pajonas and Trotter have no material relationship with Meritor, either directly or as a partner, shareholder or officer of an organization that has a relationship with Meritor, and are therefore independent within the meaning of the Guidelines on Corporate Governance and the New York Stock Exchange listing standards. There were no transactions, relationships or arrangements involving the Company and any director or nominee for director in fiscal year 2014 that were considered by the Board in determining the independence of these directors and nominee under the Guidelines on Corporate Governance and the New York Stock Exchange listing standards.

Board’s Role in Risk Oversight

While risk management is primarily the responsibility of the Company’s management, the Board provides overall risk oversight with a focus on the most significant risks facing the Company. Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management highlights any significant related risks and provides updates on other relevant matters including issues in the industries in which the Company operates that may impact the Company, operations reviews, the Company’s short and long-term strategies and treasury-related updates. The Board has delegated responsibility for the oversight of certain risks to the Audit Committee, which oversees the Company’s policies with respect to risk assessment and risk management, including financial and accounting risk exposures and management’s initiatives to monitor and control such exposures. In that role, the Company’s management discusses with the Audit Committee the Company’s major risk exposures and how these risks are managed and monitored. The Audit Committee receives regular reports on the Company’s ethics helpline from the Company’s General Auditor. In addition to receiving regular internal audit reports and updates on Sarbanes-Oxley Act compliance, the Audit Committee regularly meets in private session with our General Auditor and, separately, with our external auditors which provides the opportunity for confidential discussion. The Audit Committee also receives reports on fraud investigations that may arise. In addition, on an annual basis management conducts an Enterprise Risk Assessment and reports thereon to the Audit Committee. This assessment is utilized throughout the year as circumstances change. Within the Company, risk responsibilities are aligned to functional expertise and shared among the senior management.

Risk Assessment in Compensation Programs

Our compensation consultant, Pay Governance LLC, has been engaged to assess Meritor’s compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Meritor. Representatives from Internal Audit, Human Resources and Legal, with the concurrence of the Compensation and Management Development Committee, developed and carried out a process for evaluation of compensation risks. The process assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. The focus was on the programs with variability of payout, in which the participant can directly affect payout, and on the controls that exist on such participant action and payout. To the extent that risks were identified, controls or mitigations of such risks and their effectiveness were discussed. The representatives also took into account Meritor’s balance between short and long-term incentives, the alignment of performance metrics with shareowner interests, the existence of share ownership guidelines and other considerations relevant to assessing risks. Based upon the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Our Board of Directors currently consists of nine members, eight of whom are independent. The Board believes that this preponderance of outside directors represents a commitment to the independence of the Board and a focus on matters of importance to Meritor’s shareowners. The Board has no policy with respect to separation of the offices of Chairman and Chief Executive Officer. Our Guidelines on Corporate Governance provide that the Chairman is, in most circumstances, the Chief Executive Officer. However, the Guidelines provide that unless an outside director is serving in the role of Chairman, the Board will appoint an independent Presiding Director. The Presiding Director (a) serves as a liaison between the Board and the Chief Executive Officer; (b) acts as chair of private executive sessions of the Board and in other circumstances where the outside directors meet without the Chief Executive Officer; (c) advises management in developing Board meeting agenda; and (d) performs such other duties as specified by the Board of Directors from time to time. The Board believes that having one individual function as Chairman and Chief Executive Officer is appropriate for the Company at this time since it supports cohesive leadership and direction for the Company, with a sole, clear focus for management to execute the Company’s strategy and business plans, particularly as Meritor executes its M2016 three-year strategic plan launched in fiscal year 2013. The Board believes that this governance structure of combined Chairman and Chief Executive Officer, along with the role of the Presiding Director and the preponderance of independent directors on the Board, allows the Board to work effectively and properly oversee risk while avoiding added costs and possible inefficiencies that could result from mandating an independent Chairman.

Committees

The Board has established four standing committees (Audit; Compensation and Management Development; Corporate Governance and Nominating; and Environmental and Social Responsibility), the principal functions of which are briefly described below. The charters of these committees are posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance.” The Board also establishes special committees from time to time for specific limited purposes or duration.

Audit Committee. Meritor has a separately designated standing audit committee established in compliance with applicable provisions of the Exchange Act and New York Stock Exchange listing rules. The Audit Committee is currently composed of four non-employee directors, David W. Devonshire (chair), Rhonda L. Brooks, William J. Lyons and Thomas L. Pajonas. Each of these directors meets the criteria for independence specified in the listing standards of the New York Stock Exchange. The Board of Directors has determined that David W. Devonshire and William J. Lyons each qualifies as an “audit committee financial expert” (as defined by the SEC). The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed annually for compliance with rules of the New York Stock Exchange. The Audit Committee held five regularly scheduled meetings in fiscal year 2014.

The Audit Committee is charged with monitoring the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, and the independence, qualifications and performance of the Company’s internal audit function and independent accountants. The Audit Committee has sole authority to select and employ (subject to approval of the shareowners), and to terminate and replace where appropriate, the independent public accountants for the Company and also has authority to:

  approve and cause the Company to pay all audit engagement fees;

  review the scope of and procedures used in audits and reviews of the Company’s financial statements by the independent public accountants;

  review the Company’s annual and quarterly financial statements before their release;

  review any significant issues related to the audit activities of the independent public accountants and oversee the resolution of any disagreements between them and management;

  review at least annually a report from the independent public accountants describing the firm’s internal quality control procedures;

  review and approve in advance the scope and extent of any non-audit services performed by the independent public accountants and the fees charged for these services, and receive and evaluate at least annually a report by the independent public accountants as to their independence;

  review significant internal control matters, the adequacy of the Company’s system of internal controls and recommendations of the independent public accountants with respect to internal controls;

  review the internal audit charter, the scope of the annual internal audit plan and the results of internal audits;

  consult with management as to the appointment and removal of the internal auditor charged with auditing and evaluating the Company’s system of internal controls;

  review annual and quarterly earnings press releases;

  review in advance the type and presentation of financial information and earnings guidance provided to analysts and rating agencies;

  monitor matters related to compliance by employees with the Company’s standards of business conduct policies;

  monitor policies with respect to risk assessment and risk management and initiatives to control risk exposures;

  review any disclosure made in connection with annual and quarterly certifications by the chief executive officer and chief financial officer in filed documents with respect to internal controls, disclosure controls and procedures, and instances of fraud;

  consult with the Company’s general counsel regarding significant contingencies that could impact the financial statements and regarding legal compliance matters;

  review any findings by regulatory agencies with respect to the Company’s activities;

  investigate matters brought to its attention within the scope of its duties;

  engage outside consultants, independent counsel or other advisors;

  establish procedures for the receipt, retention and handling of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters;

  establish the Company’s policies with respect to hiring former employees of the independent public accountants;

  consult with management on the structure and composition of the finance organization;

  review and approve all related-party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K;

  review and approve, annually and more often as necessary, (i) the Company’s hedging policies, and (ii) the Company’s decision to enter into derivatives that are exempt from the clearing and trading requirements of the Commodities Exchange Act and rules and regulations promulgated thereunder; and

  review annually the Committee’s performance.

As part of each regularly scheduled meeting, the Audit Committee meets in separate executive sessions with the independent public accountants, the internal auditors and senior management, and as a Committee without members of management.

Compensation and Management Development Committee. The five current members of the Compensation and Management Development Committee (the “Compensation Committee”) are William R. Newlin (chair), Victoria B. Jackson Bridges, David W. Devonshire, William J. Lyons and James E. Marley. Each of these directors is a non-employee director who meets the criteria for independence specified in the listing standards of the New York Stock Exchange (including those criteria specifically applicable to members of compensation committees) and is not eligible to participate in any of the plans or programs that are administered by the Committee. The Compensation Committee held four regularly scheduled meetings in fiscal year 2014. Under the terms of its charter, the Compensation Committee has the authority to:

  review and approve the goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate his performance against these goals and objectives, and set his compensation accordingly;

  establish salaries of all of the Company’s other officers and review the salary plan for other Company executives;

  evaluate the performance of the Company’s senior executives and plans for management succession and development;

  review the design and competitiveness of the Company’s compensation plans and medical benefit plans, and make recommendations to the Board of Directors;

  administer the Company’s incentive, deferred compensation and long-term incentives plans (except with respect to any equity grants to directors, which are administered by the Corporate Governance and Nominating Committee);

  review all material amendments to the Company’s pension plans and make recommendations to the Board concerning these amendments;

  hire outside consultants and independent counsel; and

  review annually the Committee’s performance.

See Executive Compensation - Compensation Discussion and Analysis below for further information on the scope of authority of the Compensation Committee and the role of management and compensation consultants in determining or recommending the amount or form of executive compensation.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is currently composed of four non-employee directors, Rhonda L. Brooks (chair), Joseph B. Anderson, Jr., William R. Newlin and Thomas L. Pajonas, all of whom meet the criteria for independence specified in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee held four regularly scheduled meetings in fiscal year 2014. Under the terms of its charter, this Committee has the authority to:

  screen and recommend to the Board qualified candidates for election as directors of the Company;

  periodically prepare and submit to the Board for adoption the Committee’s selection criteria for director nominees;

  recommend to the Board and management a process for new Board member orientation;

  periodically assess the performance of the Board;

  consider matters of corporate governance and Board practices and recommend improvements to the Board;

  review periodically the Company’s charter and by-laws in light of statutory changes and current best practices;

  review periodically the charter, responsibilities, membership and chairmanship of each committee of the Board and recommend appropriate changes;

  review periodically outside directors’ compensation and make recommendations to the Board;

  review director independence, conflicts of interest, qualifications and conduct and recommend to the Board removal of a director when appropriate;

  engage search firms and other consultants and independent counsel; and

  review annually the Committee’s performance.

See “Director Qualifications and Nominating Procedures” below for further information on the nominating process.

In discharging its duties with respect to review of director compensation, the Corporate Governance and Nominating Committee from time to time retains a compensation consultant to provide information on current trends, develop market data and provide objective recommendations as to the amount and form of director compensation. In fiscal year 2014, the compensation consultant was Pay Governance LLC. Management has no role in determining or recommending the amount or form of director compensation.

Environmental and Social Responsibility Committee. The Environmental and Social Responsibility Committee is currently composed of four non-employee directors, Joseph B. Anderson, Jr. (chair), Victoria B. Jackson Bridges, James E. Marley and Thomas L. Pajonas. This Committee held two regularly scheduled meetings in fiscal year 2014. Under the terms of its charter, the Committee reviews and assesses the Company’s policies and practices in the following areas and recommends revisions as appropriate: employee relations, with emphasis on equal employment opportunity and advancement; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to health, educational, cultural and other social institutions. The Committee also reviews its performance annually.

DIRECTOR QUALIFICATIONS AND NOMINATING PROCEDURES

As described above, Meritor has a standing nominating committee, the Corporate Governance and Nominating Committee, currently composed of four non-employee directors who meet the criteria for independence in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee’s charter is posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance.”

The individual biographies of each of our current directors and nominees set forth above outlines each individual’s specific experiences, attributes and skills that qualify that person to serve on our Board. In addition, the Board has adopted membership guidelines that outline the desired composition of the Board as a whole and the criteria to be used in selecting directors. These guidelines provide that the Board should be composed of directors with a variety of experience and backgrounds who have high-level managerial experience in a complex organization and who represent the balanced interests of shareowners as a whole rather than those of special interest groups. Other important factors in Board composition include age, international background and experience, and specialized expertise. While the Board does not have a formal policy with respect to diversity, enhancement of diversity of the Board (which the Board considers in terms of all aspects of diversity, such as diversity of experience, background and strengths as well as diversity of gender and race) is also considered a positive factor. A significant majority of the Board should be directors who are not past or present employees of the Company or of a significant shareowner, customer or supplier.

In considering candidates for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Board nominee. The Committee is guided by the membership guidelines set forth above, and by the following basic selection criteria: highest character and integrity; experience with and understanding of strategy and policy-setting; reputation for working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director. With respect to nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. In fiscal year 2014, the Committee paid fees in the amount of $113,642 to Korn Ferry to assist in locating Board candidates, and reimbursed such firm for expenses incurred in consideration of possible Board candidates.

Shareowners may recommend candidates for consideration by the Committee by writing to the Secretary of the Company at its headquarters in Troy, Michigan, giving the candidate’s name, biographical data and qualifications. A written statement from the candidate, consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation. The Committee evaluates the qualifications of candidates properly submitted by shareowners under the same criteria and in the same manner as potential nominees identified by the Company. No candidates for Board membership have been put forward by security holders or groups of security holders holding 5% or more of voting stock who have held such shares for over a year for election at the 2015 Annual Meeting.

DIRECTOR COMPENSATION IN FISCAL YEAR 2014

The following table reflects compensation for the fiscal year ended September 30, 2014* awarded to, earned by or paid to each non-employee director who served during the fiscal year.

	Fees Earned
	or Paid in	Stock
	Cash[1]	Awards[2,3]	Total[4]
Name	($)	($)	($)
Joseph B. Anderson, Jr.	$106,000	$99,998	$205,998
Victoria B. Jackson Bridges	102,000	99,998	201,998
Rhonda L. Brooks	113,500	99,998	213,498
David W. Devonshire	138,500	99,998	238,498
William J. Lyons	102,000	99,998	201,998
James E. Marley	99,000	99,998	198,998
William R. Newlin	117,000	99,998	216,998
Thomas L. Pajonas	102,000	99,998	201,998
____________________

1	This column includes retainer fees, committee chairman fees, meeting fees and, for Mr. Devonshire, the Presiding Director fee. This column does not include cash amounts paid in 2014 if such amounts were earned and reported in prior years, but deferred for future payment pursuant to the Deferred Compensation Policy for Non-Employee Directors.

2	Represents the grant date fair value of restricted shares and restricted share units computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Information on the assumptions used in valuation of the grants is included in Note 18 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 (“Form 10-K”), which is incorporated herein by reference. These amounts may not reflect the actual value realized upon settlement or vesting.

3	The current non-employee directors held the following restricted shares of Common Stock and restricted share units granted under the 2010 Long-Term Incentive Plan, as amended and restated (“2010 LTIP”), at fiscal year-end 2014. There were no stock options outstanding at fiscal year-end 2014 that were held by non-employee directors.

Name	Restricted Shares	Restricted Share Units
Joseph B. Anderson, Jr.	45,804	0
Victoria B. Jackson Bridges	46,054	0
Rhonda L. Brooks	45,054	0
David W. Devonshire	15,082	29,972
William J. Lyons	9,852	9,715
James E. Marley	16,168	35,202
William R. Newlin	50,265	0
Thomas L. Pajonas	9,852	4,607

4	Perquisites did not exceed a value of $10,000 for any non-employee director in fiscal year 2014 and are therefore not included in this table.

*	The Company’s fiscal year ends on the Sunday nearest September 30. For example, fiscal year 2014 ended on September 28, 2014, fiscal year 2013 ended on September 29, 2013, and fiscal year 2012 ended on September 30, 2012. For ease of presentation, September 30 is utilized consistently throughout this proxy statement to represent the fiscal year end.

Narrative Description of Director Compensation

Only non-employee directors receive compensation for Board service. Directors who are also employees of Meritor or a subsidiary do not receive compensation for serving as a director. The Company also reimburses its directors for their travel and related expenses in connection with attending Board, committee and shareowners’ meetings. In addition, from time to time the Company invites spouses of the directors to attend as well. In such case, the Company pays for the spouses’ travel and certain other non-business expenses.

The following types of compensation were earned by or paid to non-employee directors in fiscal year 2014:

Retainer Fees. Non-employee directors of Meritor receive a cash retainer at the rate of $90,000 per year for Board service. The chairs of the four standing Board committees receive additional cash retainers in the following amounts per year: Audit Committee and Compensation Committee - $15,000; and Corporate Governance and Nominating Committee and Environmental and Social Responsibility Committee - $10,000. The Presiding Director receives an additional annual retainer in the amount of $20,000.

Committee Meeting Fees. Non-employee directors receive fees of $1,500 for attendance at each standing and special committee meeting ($750 for each telephone meeting).

Equity-Based Awards. As part of our director compensation, each non-employee director is entitled to receive, immediately after the Annual Meeting of Shareowners, an equity grant equal to a value of approximately $100,000, in the form of shares of Common Stock, restricted shares of Common Stock or restricted share units, at the director’s discretion. The restricted shares and restricted share units are granted under the 2010 LTIP and vest upon the earlier of (a) three years from the date of grant or (b) the date the director resigns or ceases to be a director under circumstances the Board determines not to be adverse to the best interests of the Company. Upon vesting, the holder of restricted share units is entitled to one share of Common Stock for each unit, and non-employee directors generally are entitled to receive a cash payment for dividend equivalents, if any dividends are paid, plus interest accrued during the vesting period. The equity grant to directors in 2014 was made on January 23, 2014 in the amount of 9,852 shares of Common Stock, restricted shares or restricted share units, at the director’s discretion.

Deferrals. A director may elect to defer payment of all or part of the cash retainer and meeting fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year (provided sufficient shares are available under a plan covering director equity grants to accommodate this deferral option at the time of its election) to defer all or any portion of the cash retainer and meeting fees by electing to receive restricted shares of Common Stock or restricted share units that could be forfeited if certain conditions are not satisfied. The restricted shares or restricted share units in lieu of the cash retainer and meeting fees are valued at the closing price of Meritor Common Stock on the New York Stock Exchange – Composite Transactions reporting system (the “NYSE Closing Price”) on the date the fee payment would otherwise be made in cash. In fiscal year 2014, no director deferred cash payments to a later date and no directors elected to receive restricted shares or restricted share units in lieu of cash payments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of fiscal year 2014, there have been no transactions or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any director, officer or member of their immediate family had or will have a direct or indirect material interest.

Various means are employed to solicit information about relationships or transactions involving officers and directors that could raise questions of conflict of interest. Annual questionnaires solicit information from directors and officers regarding transactions and relationships that could trigger SEC rules on disclosure of related person transactions, as well as relationships and transactions that could impair a director’s independence under the rules of the New York Stock Exchange. Directors and officers have a continuing duty to update the information should any changes occur during the year. In addition, all salaried employees, including officers and directors, have a duty to report any known conflicts of interest that would violate the Company’s code of ethics (including policies regarding standards of business conduct and conflicts of interest; see Code of Ethics below). A toll-free ethics helpline is available for that purpose. Salaried employees, including officers, are also required to complete an annual certification that they are unaware of, or have reported, any such conflict of interest.

Although we have no written policy regarding review, approval or ratification of related person transactions, the Audit Committee under its charter has the authority to review and approve all related-party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K. The Business Standards Compliance Committee (which is made up of management personnel) and the Audit Committee have responsibility for review of compliance by officers and other employees with the code of ethics, including conflict of interest provisions, and the Corporate Governance and Nominating Committee has similar responsibility with respect to compliance by directors. If a transaction or relationship involving an officer or director were to be reported through the toll-free ethics helpline, annual compliance certifications, questionnaires or otherwise, the Audit Committee, with the assistance of the Business Standards Compliance Committee, would investigate and consider all relevant facts and circumstances, including the nature, amount and terms of the transaction; the nature and amount of the related person’s interest in the transaction; the importance of the transaction to the related person and to the Company; whether the transaction would impair the judgment of a director or officer to act in the Company’s best interest; and any other facts involving the transaction that the Committee deems significant, and would then take appropriate action. Transactions will not be approved under the code of ethics if they are not in the Company’s best interests. Any Committee member who is a related person in connection with a transaction would not participate in the Committee’s consideration.

CORPORATE GOVERNANCE AT MERITOR

Meritor is committed to good corporate governance. The foundation of our corporate governance principles and practices is the independent nature of our Board of Directors and its primary responsibility to Meritor’s shareowners. Our corporate governance guidelines have been in place since the Company’s creation in 1997. The guidelines are reviewed periodically by the Corporate Governance and Nominating Committee and changes are recommended to the Board for approval as appropriate. We will continue to monitor developments and review our guidelines periodically, and will modify or supplement them when and as appropriate. Our current Guidelines on Corporate Governance are posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance.” Our policies and practices are summarized below.

Board Independence

  Independent directors must comprise at least a majority of the Board and, as a matter of policy, a substantial majority of the Board should be independent directors. The Board has adopted criteria for independence based on the definition used in the listing requirements of the New York Stock Exchange.

  The Corporate Governance and Nominating Committee reviews the independence of each director annually.

  Only independent directors serve on the Board’s standing committees.

Board Composition

  Board Membership Criteria have been adopted by the Board and are reviewed for appropriateness at least every three years. Board nominees are screened and recommended by the Corporate Governance and Nominating Committee and approved by the full Board. (See Director Qualifications and Nominating Procedures above for information on Board selection criteria.)

  Committee membership is reviewed periodically to assure that each committee has the benefit of both experience and fresh perspectives.

  Committee chairs and the Presiding Director are normally rotated at least once every four years. A director usually serves on a committee at least 12 months before becoming its chair, and a former chair normally serves on a committee for at least 12 months after retiring as chair. Exceptions are made in appropriate circumstances. The Board may deviate from this policy where it determines that such deviation is in the best interest of the Board and of a particular committee.

  Directors should not serve on the boards of more than three other public companies, unless the Board has determined that such service does not impair the ability of the director to serve effectively.

  Except for any directorships already held as of April 26, 2012 (the date of adoption of this provision), (i) the Chief Executive Officer of the Company should not ordinarily serve on the boards of any other public companies during the first two years of tenure as Chief Executive Officer and thereafter should not ordinarily serve on more than one other public corporation board, unless the Board of Directors, in each case, determines that such simultaneous service would not impair the ability of the Chief Executive Officer to serve the Company and the Board effectively; and (ii) any director should not join the board of another public company unless the Corporate Governance and Nominating Committee and the Board determine that such service would not conflict with service on the Company’s board or a Company policy.

  The Guidelines on Corporate Governance establish the following expectations regarding director tenure:
  Non-employee directors are required to offer not to stand for re-election if they are age 72 at the time of re-election or will reach age 72 during their new term. The Corporate Governance and Nominating Committee decides whether continued Board service is appropriate and, if so, the length of the next term.

  Directors whose job responsibilities change significantly during their Board service, or who retire from the position they held when elected to the Board, are required to offer to resign. The Corporate Governance and Nominating Committee reviews the appropriateness of continued Board membership.

  When the Chief Executive Officer retires or resigns from that position, he is expected to offer his resignation from the Board. The Board and the successor Chief Executive Officer determine whether continued Board service is desirable and appropriate.
  Under the Company’s majority vote policy, any nominee for director who receives a greater number of “withheld” votes than “for” votes in an uncontested election is required to tender his resignation after the certification of the election results. The Corporate Governance and Nominating Committee considers the resignation and recommends to the Board what action should be taken. The Board is required to take action and publicly disclose the decision and its underlying rationale within 90 days of certification of the election results.

Key Responsibilities of the Board

  The Company’s long-term strategic goals and plans are discussed in depth by the Board at least annually.

  The non-management directors select the Chief Executive Officer of the Company and meet at least annually to evaluate the Chief Executive Officer’s performance against long-term goals and objectives established by the Compensation Committee. This evaluation is used in the Compensation Committee’s consideration of the Chief Executive Officer’s compensation.

  Management development and succession plans are reviewed annually, including Chief Executive Officer succession plans.

Board and Committee Meetings

  Because the Chief Executive Officer is currently also the Chairman, the Board has appointed a Presiding Director who chairs executive sessions, serves as liaison with the Chief Executive Officer and participates in development of meeting agendas.

  Board and committee meeting agendas are developed through discussions with management and the Presiding Director, and are focused on business performance and strategic issues, leadership, and recent developments.

  Agendas are distributed in advance so directors are aware of matters to be discussed and can recommend additional items.

  Presentation materials are generally made available to Board and committee members for review in advance of each meeting. If the subject matter is too sensitive for advance distribution of materials, directors are advised in advance of the subject matter and issues to be considered and are given ample time to deliberate on proposed actions.

  Directors are expected to attend, prepare for and participate in meetings. The Corporate Governance and Nominating Committee monitors each director’s attendance and addresses issues when appropriate.

  Non-management directors meet in private executive sessions during each regular Board meeting. The Presiding Director chairs these meetings and communicates the results of the sessions to the Chief Executive Officer.

  Minutes of each committee meeting are provided to each board member, and the chair of each committee reports at Board meetings on significant committee matters.

  Information and data important to understanding of the business, including financial and operating information and factors affecting the Company’s strategic plans and outlook, are distributed regularly to the Board.

Board Performance and Operations

  The Corporate Governance and Nominating Committee, which is composed solely of independent directors, is responsible for corporate governance and Board practices, and formally evaluates these areas periodically.

  Each Board committee has a detailed charter outlining its responsibilities, as described above under the heading Board of Directors and Committees - Committees.

  The Board and its committees have the authority to hire such outside counsel, advisors and consultants as they choose with respect to any issue related to Board activities. Directors also have full access to Company officers and employees and the Company’s outside counsel and auditors.

  To enhance Board effectiveness, the Corporate Governance and Nominating Committee conducts annual self-evaluations of the Board’s performance. In addition, informal reviews of individual performance are conducted periodically. Results are shared with the Board, and action plans are formulated to address any areas for improvement.

Director Education

  Each new director is provided a program of orientation to the Company’s business, which includes discussions with each business and functional head, background materials on the Company’s financial condition and business, and a facility tour.

  The continuing education process for Board members includes extensive informational materials, meetings with key management and visits to Company facilities.

  Meeting agendas regularly include discussions of business environment, outlook, performance and action plans for the various business segments.

  Board members may request presentations on particular topics and specific facility visits to educate them and update their knowledge as to the Company, its industry and markets, the responsibilities of directorship, and other topics of interest.

  Each director is encouraged to attend educational seminars and conferences to enhance his or her knowledge of the role and responsibilities of directors.

  In each fiscal year, at least one director is required to attend a director education seminar. In fiscal year 2014, three directors each attended one or more such seminars.

Alignment with Shareowner Interests

  A portion of director compensation is equity-based and therefore tied to the Company’s stock performance. Directors can also elect to receive their cash retainer fees in the form of restricted shares of Common Stock or restricted share units.

  The Compensation Committee and the Board oversee executive compensation programs to assure that they are linked to performance and increasing shareowner value. The Compensation Committee also monitors compliance by Company executives with stock ownership guidelines. (See Executive Compensation - Compensation Discussion and Analysis below.)

  Senior management meets regularly with major institutional investors and shareowners and reports to the Board on analyst and shareowner views of the Company.

  The Board has adopted stock ownership guidelines for non-employee directors to further the direct correlation of directors’ and shareowners’ economic interests. In 2012, the Board modified the methodology of these requirements from a set number of shares to a multiple of their cash retainer. Each non-employee director is required to own shares of Common Stock, restricted stock or restricted share units with a market value equal to at least five times the annual cash retainer, effective the later of (i) five years from the date of his or her initial election to the Board and (ii) five years from the date of adoption of this provision in the Corporate Governance Guidelines (September 13, 2012). All of the directors are currently in compliance with this guideline or are expected to be in compliance by the end of the transition period.

CODE OF ETHICS

All Meritor employees, including our chief executive officer, chief financial officer and other executive officers and our controller, are required to comply with our corporate policies regarding standards of business conduct and conflicts of interest. These policies have been in place since the Company’s creation in 1997. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The Audit Committee has oversight responsibility with respect to compliance by employees. The Board of Directors is also required to comply with these policies, and the Corporate Governance and Nominating Committee is responsible for monitoring compliance by directors.

Employees are obligated to report any conduct that they believe in good faith to violate these policies. Employees may submit concerns or complaints regarding ethical issues on a confidential basis to our ethics helpline, by means of a toll-free telephone call or e-mail. The Office of the General Counsel investigates all concerns and complaints. Employees may also contact the Board of Directors or the Audit Committee directly on these issues. See Communications with the Board of Directors below.

Meritor’s ethics manual, including the text of the policies on standards of business conduct and conflicts of interest, is posted in the section headed “Investors – Corporate Governance” on our website, www.meritor.com. We will post on our website any amendment to, or waiver from, a provision of our policies that applies to our chief executive officer, chief financial officer or controller, and that relates to any of the following elements of these policies: honest and ethical conduct; disclosure in reports or documents filed by the Company with the SEC and in other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the policies.

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

The following table shows the beneficial ownership, reported to us as of October 31, 2014, of Meritor Common Stock of (a) each director and nominee for director, (b) each executive officer or former executive officer listed in the table under Executive Compensation - Summary Compensation Table below and (c) such persons and other executive officers as a group. See Voting Securities above for information on beneficial holders of more than 5% of outstanding Meritor Common Stock.

Beneficial Ownership as of October 31, 2014
			Percent of
Name	Number of Shares(1)(2)		Common Stock(3)
Joseph B. Anderson, Jr.	83,577	(4)	*
Victoria B. Jackson Bridges	87,201	(4)	*
Rhonda L. Brooks	87,566	(4)	*
David W. Devonshire	52,951	(4)	*
William J. Lyons	23,615	(4)	*
James E. Marley	61,709	(4)	*
William R. Newlin	263,610	(4)(7)	*
Thomas L. Pajonas	9,852	(4)	*
Lloyd G. Trotter	0		*
Ivor J. Evans	299,345	(4)(5)	*
Kevin A. Nowlan	43,981		*
Jeffrey A. Craig	294,691		*
Sandra J. Quick	0		*
Vernon G. Baker, II	238,903	(6)	*
Pedro N. Ferro	39,807	(6)	*
All of the above and other executive officers
as a group (15 persons)	1,586,808	(4)(5)(6)(7)	1.61%
____________________

*	Less than one percent.

(1)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(2)	In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares owned includes the following numbers of shares of Common Stock which may be acquired upon vesting of restricted share units within 60 days: 97,720 units for Mr. Craig; 10,180 units for Mr. Nowlan; 48,860 units for Mr. Baker; 39,430 units for Mr. Ferro; and 196,190 units for all directors, the nominee for director and all executive officers as a group (including the former executive officers, Messrs. Baker and Ferro). Does not include restricted share units or performance share units granted under the Company’s stock plans and held as of October 31, 2014, that do not vest within 60 days.

(3)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding include shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(4)	Includes restricted shares of Common Stock awarded under the Company’s long-term incentive plans. Restricted shares are held by the Company until certain conditions are satisfied.

(5)	In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares owned includes the following numbers of shares of Common Stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 233,333 shares for Mr. Evans; and 233,333 shares for all directors, the nominee for director and all executive officers as a group.

(6)	Includes shares beneficially owned under the Company’s Savings Plans. Does not include 609 share equivalents for Mr. Ferro, and for all directors, the nominee for director and all executive officers as a group, under the Company’s supplemental savings plan on October 31, 2014.

(7)	Includes 6,860 shares held by a trust of which Mr. Newlin’s spouse is beneficiary. In addition, includes 47,942 shares held in a grantor’s annuity trust of which Mr. Newlin is trustee and settlor and his children are beneficiaries.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Management Development Committee

William R. Newlin, Chairman
Victoria B. Jackson Bridges
David W. Devonshire
William J. Lyons
James E. Marley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of the five independent directors listed above. No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. During fiscal year 2014, no member of the Compensation Committee had a relationship that must be described under SEC rules relating to disclosure of related person transactions. In fiscal year 2014, none of the Company’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this section of the proxy statement is to provide information about our compensation programs and how they relate to the compensation of the Named Executive Officers. The Named Executive Officers are the senior members of management, and two former members of management who were employed by the Company for a portion of fiscal year 2014, listed or discussed in the detailed compensation tables and other data included in this proxy statement. We hope that the qualitative information and rationales regarding our compensation policies and practices provide a better understanding of the quantitative information regarding each Named Executive Officer found in the tables and narratives that follow this section.

Executive Summary

The main components of Meritor’s executive compensation program are annual salary, annual incentives and long-term incentives. The Compensation Committee believes in a “pay for performance” philosophy under which executives are rewarded for performance against objective standards and, as part of that philosophy, continues to examine its programs and make changes accordingly. The actions taken by the Compensation Committee in 2014 reflect that philosophy.

Recent actions taken by the Compensation Committee to update and improve the Company’s compensation practices include:

  Approved Clawback Language to be Added to Incentive Compensation Plan. In September 2014, the Compensation Committee approved amendments to the Company’s Incentive Compensation Plan to include a clawback provision applicable to awards that are subsequently the subject of a restatement of financial statements within one year due to misconduct or culpable conduct. This amendment is subject to approval of the Company’s shareowners at the 2015 Annual Meeting. See “Proposal to Approve Amended and Restated Incentive Compensation Plan, Including Performance Goals” below.

  Continued 100% Equity-Based Long-Term Incentives Going Forward. For the fiscal 2014-2016 performance cycle, the Compensation Committee had made awards that were entirely equity-based, as well as entirely performance-based, in the form of performance share units, as described below. In November 2014, the Compensation Committee determined to continue granting 100% equity-based long-term incentives for the fiscal 2015-2017 performance cycle. Awards for this cycle will consist of a mix of 70% performance share units, which will vest based on achievement of financial goals with respect to earnings per share and EBITDA margin (defined below), and 30% restricted share units, which will vest based on continued service. The Compensation Committee believes this mix of awards will promote achievement of performance goals and provide retention incentives to key management personnel.

Administration of Executive Compensation Program

The Compensation Committee has overall responsibility for executive compensation, including administration of equity compensation plans. (See Board of Directors and Committees above for information on the Compensation Committee’s members, charter and meetings in fiscal year 2014.) As part of this responsibility, the Compensation Committee evaluates the performance of the Chief Executive Officer and determines his compensation in light of the goals and objectives of the Company and the executive compensation program.

The Compensation Committee retained Pay Governance LLC as a compensation consultant (the “consultant”) in fiscal year 2014. Prior to engaging Pay Governance LLC, the Compensation Committee assessed their independence under the standards set forth in the rules under the Exchange Act and the listing standards of the New York Stock Exchange. The Committee concluded that such standards were satisfied and no conflict of interest existed.

The consultant provides information on current compensation trends, develops competitive market data and provides objective recommendations as to the design of the compensation program, including the form and mix of award vehicles, the type of performance criteria and the level of the Named Executive Officers’ award targets. The Compensation Committee directly engages the consultant, which also assists the Corporate Governance and Nominating Committee with respect to directors’ compensation. The consultant performs no other services for the Company or management.

The Compensation Committee seeks and considers input from senior management in many of its decisions, and the consultant confers and collaborates with senior management in developing its compensation recommendations. Senior management regularly participates in the Compensation Committee’s activities in the following specific respects:

  The Chief Executive Officer reports to the Compensation Committee with respect to his evaluation of the performance of the Company’s senior executives, including the other Named Executive Officers. Together with the Vice President, Human Resources, and Chief Information Officer, the Chief Executive Officer makes recommendations as to compensation decisions for these individuals, including base salary levels and the amount and mix of incentive awards.

  The Vice President, Human Resources, and Chief Information Officer participates in the development of the compensation program, including formulation of performance objectives and targets for incentive compensation, and oversees its implementation and interpretation, in each case carrying out the direction of the Compensation Committee and the recommendations of the consultant. He also assists the Chair of the Compensation Committee in developing meeting agendas and oversees preparation and distribution of pre-meeting informational materials on the matters to be considered.

  The Chief Financial Officer is responsible for evaluating the tax, financial and accounting aspects of compensation decisions. He participates in developing financial objectives and targets for performance-based incentive compensation, and oversees calculation of payout and vesting levels, in accordance with plan design and the direction of the Compensation Committee.

Executive Compensation Philosophy and Objectives

The Compensation Committee’s compensation philosophy is to “pay for performance.” The fundamental objectives of the Company’s executive compensation program are: (1) to attract, retain and motivate high caliber executives necessary for Meritor’s leadership and growth; (2) to recognize company and individual performance through evaluation of each executive’s effectiveness in meeting strategic and operating plan goals; and (3) to foster the creation of shareowner value through close alignment of the financial interests of executives with those of Meritor’s shareowners.

The Compensation Committee uses several basic practices and policies to carry out its philosophy and to meet the objectives of Meritor’s executive compensation program:

  Competitive Compensation Packages. In order to attract and retain talented executives, the Compensation Committee designs total compensation packages to be competitive with those of other companies with which Meritor competes for talent, using benchmarking studies to determine market levels of compensation, as described below.

  Performance-Based Compensation. A significant portion of each Named Executive Officer’s total potential compensation is performance-based, i.e., the compensation is at risk because it is contingent on achieving strategic and operating plan goals that are intended to improve shareowner return. These goals are established to recognize Company performance against specified targets. The remainder of the compensation of the Named Executive Officers is comprised of base salary and service-based restricted shares or restricted share units. Annual incentives are 100% performance-based, as discussed in detail below under the heading “Elements of the Meritor Compensation Program – Components.” With respect to long-term incentives, for the three-year cycle beginning in fiscal 2014, 100% of the awards are performance-based, in the form of performance share units, with no service-based component. The Compensation Committee revised this approach for the three-year cycle beginning in fiscal 2015, making 70% of the awards performance-based, in the form of performance share units, with the remaining 30% of the awards service-based, in the form of restricted share units.

  Equity Awards and Stock Ownership Requirements. A portion of incentive compensation for executives is often comprised of equity and equity-based awards, which is intended to align the interests of the Company’s executives with those of shareowners. As noted above, all of the awards for the cycles beginning in 2014 and 2015 are equity-based, in the form of performance share units and restricted share units. In addition, metrics used in performance-based incentives are intended to align the interests of executives with those of shareowners. Senior executives are also required under the Company’s stock ownership guidelines to own shares of Meritor Common Stock equal to a specified multiple of their salary.

Market Analysis and Benchmarking

The Compensation Committee assesses the competitiveness of Meritor’s compensation program, using data and studies compiled and provided by the consultant. The consultant provides a detailed annual competitive pay study. As part of the assessment process, the Committee compares the amount of each component and the total amount of direct compensation (defined below) for each executive officer with that of other companies in the durable goods manufacturing sector, including companies in the automotive sector, which have executive officer positions comparable to the Company’s and with which the Company may compete for talented executives. The Compensation Committee engaged the consultant in May 2013 to evaluate the Company’s peer group to ensure that it is appropriate in light of the Company’s current situation, and the results of this evaluation were used in the Compensation Committee’s review of executive compensation in fiscal year 2014.

The peer group for the competitive analysis includes the following 20 companies (“peer group”):

American Axle & Manufacturing Holdings, Inc.	Oshkosh Corporation
BorgWarner Inc.	SPX Corporation
Dana Holding Corporation	Tenneco Inc.
Federal-Mogul Holdings Corporation	The Timken Company
The Greenbrier Companies, Inc.	Tower International, Inc.
Hyster-Yale Materials Handling, Inc.	Trinity Industries, Inc.
ITT Corporation	Visteon Corporation
Kennametal Inc.	WABCO Holdings Inc.
The Manitowoc Company, Inc.	Wabash National Corporation
Modine Manufacturing Company	Westinghouse Air Brake Technologies Corporation

See “Elements of the Meritor Compensation Program – Overview and Analysis” below for information on how the Compensation Committee uses this peer group data in setting compensation.

The Compensation Committee (or the Board of Directors, as appropriate) may also consider practices at other companies with respect to other elements of compensation, such as perquisites, retirement plans and health and welfare benefits, in assessing the competitiveness and cost effectiveness of the Company’s programs. Any such studies are done on a case-by-case basis, as needed, and may use a group of comparator companies identified at the time by the consultant or other advisors.

Elements of the Meritor Compensation Program

Overview and Analysis

The primary components of Meritor’s executive compensation program are base salary, annual incentives and long-term incentives, referred to herein as “direct compensation.” The aggregate of these components (i.e., the total compensation package), and the relative levels of equity and non-equity compensation that comprise direct compensation, are generally targeted in relation to competitive market rates among peer group companies, as described above. Although the Compensation Committee targets the median for the total package of direct compensation for an individual, particular elements of direct compensation may be either below or above the median, provided they are offset by other elements of direct compensation.

With this principle in mind, the Compensation Committee approves variations from peer group revenue-adjusted median, or 50th percentile, base salary levels for some individuals based on their responsibilities, experience, expertise and performance. In addition, when recruiting new executives, base salary may be set at a premium above the median of the peer group, in order to attract outstanding candidates.

The Compensation Committee also believes that individuals should have an opportunity to earn above-median rewards for superior performance. Therefore, while the Committee looks at the median of the peer group in terms of the target annual and long-term incentive award for each position, it identifies a maximum potential payout for each position that would be significantly above median if maximum performance objectives are achieved. The range of potential payouts on annual and long-term incentives is described below, under the heading “Components.”

Each year, the Compensation Committee determines the appropriate mix among the components of direct compensation, and the appropriate mix of equity versus non-equity awards and performance-based versus service-based awards. However, the program contemplates that a significant portion of each executive’s direct compensation is performance-based and therefore is at risk. Performance-based awards, whether in the form of equity or non-equity, are tied to achievement of goals that are intended to improve, or reflect improvements in, shareowner value (see the performance-based awards described under the heading “Components” below).

In conjunction with setting compensation for fiscal year 2014, the Committee reviewed past pay-for-performance results over the tenure of each officer. The Committee was also aware of the potential value of outstanding long-term incentives, including the likelihood of their payout and vesting (based on achievement of performance objectives to date and on the levels of payout and vesting of past awards). This information was also implicit in the overall plan design used by the consultants in making recommendations for 2014 compensation.

In addition to direct compensation, special hiring or retention incentives have been put in place for certain executives, to motivate them to join the Company or to continue their employment. Executive officers also receive health and welfare benefits and are entitled to participate in the Company’s pension plans and savings plans on substantially the same basis as other employees.

Each component of the executive compensation program is discussed below.

Components

Base Salary. The Compensation Committee generally reviews and sets base salaries for the Named Executive Officers each fiscal year, customarily at its November meeting. With respect to Ms. Quick, her base salary was established at the time of her employment in February 2014. Annual salary increases, if any, are based on evaluation of each individual’s performance and on his or her level of pay compared to that for similar positions at peer group companies, as indicated by the consultant’s reports and survey data. The Compensation Committee from time to time also reviews and adjusts base salaries for executive officers at the time of any promotion or change in responsibilities. Mr. Craig was the only Named Executive Officer to receive a salary adjustment during fiscal year 2014, based on additional responsibilities associated with his promotion to the position of President and Chief Operating Officer, effective June 9, 2014.

Annual Incentives. The Incentive Compensation Plan, as amended (“ICP”), was last approved by the Company’s shareowners in January 2010. As discussed under “Proposal to Approve Amended and Restated Incentive Compensation Plan, Including Performance Goals,” the Company’s shareowners are being asked to approve an amended and restated ICP at the 2015 Annual Meeting.

The Compensation Committee approved an amended and restated ICP effective as of September 17, 2014, and the Board of Directors adopted the amended and restated ICP effective as of November 7, 2014. The purposes of the amended and restated ICP are to (1) add a clawback provision applicable to awards that are subsequently the subject of a restatement of financial statements within one year due to misconduct or culpable conduct, and (2) reflect the change in the name of “ArvinMeritor, Inc.” to “Meritor, Inc.” The amended and restated ICP is being submitted to shareowners at the 2015 Annual Meeting for purposes of approving such amendments and the performance goals of the ICP for purposes of Section 162 (m) of the Internal Revenue Code of 1986, as amended (“IRC”).

Under the ICP, a copy of which is attached to this proxy statement as Appendix A, executives (including the Named Executive Officers) can earn annual incentive payouts based on Company and/or business segment performance against goals established by the Compensation Committee at the beginning of the Company’s fiscal year. The annual incentive goals for fiscal year 2014 were based on the following two performance measures, which are defined as set forth below:

Adjusted EBITDA	=	earnings (loss) before interest, income taxes, depreciation and amortization, non-controlling interest in consolidated joint ventures, loss on sale of receivables, restructuring expenses and asset impairment charges and other special items
Free cash flow	=	cash flows provided by (used for) operating activities from continuing operations less capital expenditures of continuing operations before restructuring payments

These two components (adjusted EBITDA and free cash flow) are equally weighted for the purposes of potential annual incentives, and each metric is independent of the other. The Compensation Committee chose these measures because adjusted EBITDA and free cash flow are commonly used by the investment community to analyze operating performance and entity valuation and, as such, are factors in the value of shareowners’ investment in the Company.

The Compensation Committee also established target awards, stated as a percentage of base salary, for key employees, including the Named Executive Officers. Target awards for fiscal year 2014 were 100% for Mr. Evans; 60% for Mr. Nowlan; 85% for Mr. Craig; 55% for Ms. Quick; 60% for Mr. Baker; and 65% for Mr. Ferro. See the table under the heading Grants of Plan-Based Awards below for information on the target, minimum and maximum awards for each Named Executive Officer for fiscal year 2014.

To determine whether annual incentive awards are paid, performance for the year is measured against specified target levels for each component. The target for 100% annual incentive achievement was based on achieving the levels of adjusted EBITDA and free cash flow defined in the Company’s annual operating plan (“AOP”). Performance of at least 70% of the AOP levels for adjusted EBITDA, and generating positive free cash flow, are required to achieve a payout.

The following chart summarizes payout calculations for each portion of the incentive payment:

	Adjusted EBITDA	Payout (% of Target Award)	Free Cash Flow
Maximum	$364 million	200%	$128 million
Target	$303 million	100%	$53 million
Threshold	$212 million	25%	$0

The calculated award for an individual cannot exceed 200% of his or her target award. The Committee has discretion to adjust an award once it is calculated (either upward by up to 50% or downward by up to 100%), or to make an additional award, to reflect individual performance or special achievements. However, for Named Executive Officers, only downward adjustments are permitted by the ICP. Under the terms of the ICP, no discretionary increase in an award may be made for a Named Executive Officer.

In fiscal year 2014, the Company exceeded the threshold and target levels for fiscal year 2014 adjusted EBITDA and free cash flow. The Compensation Committee adjusted the award calculations to (a) include its Mascot operations in North America (which was divested in fiscal year 2014) in the calculation of the fiscal 2014 adjusted EBITDA and free cash flow; and (b) exclude the proceeds of settlement of antitrust litigation and a voluntary pension pre-funding made in fiscal year 2014 from the calculation of free cash flow. Both adjustments had the effect of reducing the level of achievement of goals and reducing award payouts. Accordingly, the Compensation Committee approved annual incentive payouts to the Named Executive Officers based on a 105.0% payout of the adjusted EBITDA performance objective and 128.8% payout of the free cash flow performance objective for fiscal year 2014. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Summary Compensation Table below for total payouts of annual incentives to the Named Executive Officers for fiscal year 2014.

As has been the practice in prior years, the Compensation Committee also provided a pool of $500,000 to be awarded by the Chief Executive Officer to individual employees on the basis of outstanding performance or significant achievements, none of which was allocated to the Named Executive Officers.

Long-Term Incentives

Overview. The Compensation Committee provides long-term incentives to key employees, including the Named Executive Officers, which are tied to various performance or service objectives over three-year cycles. Each year, the Compensation Committee considers the types of award vehicles to be used and the performance or service objectives and targets on which payout of each type of award depends. The Company has used a number of long-term incentive plans for awards in the past, most recently the 2007 Long-Term Incentive Plan (the “2007 LTIP”) and the 2010 LTIP. The Company’s shareowners approved the 2010 LTIP in January 2010 to govern awards going forward and approved amendments to the 2010 LTIP to increase the number of shares available for grant in January 2011 and January 2014.

Types of Awards. The Compensation Committee selects the types and mix of awards for long-term incentives each year after reviewing the consultant’s report and survey data on peer group compensation, market practices, shares available for grant under the Company’s long-term incentive plans, and goals to be achieved. The Compensation Committee has used two types of awards in the past three years, as described below. Both are intended to align management’s interests with those of shareowners, either through performance objectives tied to metrics that reward creation of shareowner value, or awards in the form of equity or equity-based vehicles, or both.

  Awards under Performance Plans. Historically, when the Compensation Committee established a performance plan, it designated a three-year performance period and established performance objectives, and related metrics and targets, for the three-year cycle of the plan. However, the Committee modified this approach in 2009. The global economic recession in 2009 and uncertainty at the time of setting targets led the Compensation Committee to believe that, although a three-year plan continued to be appropriate in order to reward long-term incentives, it would be difficult to set a three-year performance target. Accordingly, for cash performance plans with cycles beginning in fiscal 2009 through 2013, including the fiscal 2012-2014 and 2013-2015 cycles, the Compensation Committee adopted three-year plans with the flexibility of setting separate one-year targets within the three-year cycle. The targets would be determined at the beginning of each one-year period within the three-year performance cycle and based on adjusted EBITDA (as defined above under Annual Incentives) as a percent of total sales (“EBITDA margin”). EBITDA margin is believed to correlate to shareowner value and contribute to strong cash flow and debt reduction. EBITDA margin targets also simplify internal reporting, provide a stronger linkage to the targeted performance of operational personnel, and are communicated to investors and analysts on a regular basis. While performance would be measured annually, no payments would be made until the end of the applicable three-year performance period.

For the fiscal 2012-2014 cycle and the fiscal 2013-2015 cycle, the award payment is further subject to a “penalty.” The final award for these cycles is calculated at the end of the three-year period by averaging the percentage of award earned in each year of the cycle. In any year in the three-year cycle, if EBITDA margin is at or below the level that is identified at the beginning of the year as the “penalty threshold,” the percentage of award earned for that year will be a negative number, up to a maximum of -50%, which will reduce the final award for the three-year cycle. This is in order to ensure that even though targets are set at the beginning of each year and performance for each year determined at the end, the award for the total three-year period more fully reflects total performance over the three-year period. If the EBITDA margin is between the “threshold” and the “penalty threshold” for any year, the percentage of award earned for that year will be 0%. The percentage of award earned is calculated each year, but the final award, including the impact of any penalty, is calculated, and payouts are made, at the end of the three-year cycle.

In November 2013, the Compensation Committee determined that it was appropriate to return to the three-year performance period for cycles beginning with fiscal 2014, with no separate one-year measurement periods. The Committee also revised the performance objectives, targets and metrics. For the fiscal 2014-2016 performance cycle, awards are based on achieving targets over the three-year performance cycle related to EBITDA margin, as defined above (50% of the award); net reduction of the Company’s debt (25% of the award); and new business wins (25% of the award), in each case subject to certain terms and conditions. Awards for that cycle were 100% equity-based and were in the form of performance share units.

For each performance cycle, the Compensation Committee also establishes target awards, stated as dollar amounts, for each of the Named Executive Officers. Participants can earn awards at the end of the three-year performance period, which may vary from 0% to 200% of target awards, based on actual performance against specified levels. No awards may be earned unless the threshold for payout over the period is met as set forth below. No earnings are accrued or paid on these awards. For the cash plans for the fiscal 2012-2014 and fiscal 2013-2015 cycles, at the discretion of the Compensation Committee, payments may be made in cash or wholly or partly by delivering shares of Common Stock valued at the fair market value on the last trading day of the week preceding the day the Compensation Committee determines to make payments in the form of shares. For the performance share units awarded for the fiscal 2014-2016 cycle, payouts are intended to be in the form of Common Stock, so long as there are sufficient authorized shares remaining in the 2010 LTIP.

  Fiscal 2012 – 2014 Performance Period

The targets and potential payouts for the fiscal 2012-2014 cycle were as follows:

For fiscal year 2012:

	EBITDA Margin for Fiscal Year 2012	% of Award Earned and Paid Out
Penalty Floor	6.3%	- 50%
Penalty Threshold	7.3%	0%
Threshold Payout	7.8%	50%
Target Payout	8.8%	100%
Maximum Payout	9.8% or higher	200%

For fiscal year 2013:

	EBITDA Margin for Fiscal Year 2013	% of Award Earned and Paid Out
Penalty Floor	4.8%	-50%
Penalty Threshold	5.8%	0%
Threshold Payout	6.3%	50%
Target Payout	7.3%	100%
Maximum Payout	8.3% or higher	200%

For fiscal year 2014:

	EBITDA Margin for Fiscal Year 2014	% of Award Earned and Paid Out
Penalty Floor	5.5%	-50%
Penalty Threshold	6.5%	0%
Threshold Payout	7.0%	50%
Target Payout	8.0%	100%
Maximum Payout	9.0% or higher	200%

See Fiscal Year 2014 Long-term Incentive Payouts below for information on achievement of targets and actual payouts for this cycle.

For cycles in progress for which it is still possible to earn an award, the following charts summarize the potential payouts at different levels of performance of the applicable objective:

  Fiscal 2013 – 2015 Performance Period

For fiscal year 2013:

	EBITDA Margin for Fiscal Year 2013	% of Award Earned and Paid Out
Penalty Floor	4.8%	-50%
Penalty Threshold	5.8%	0%
Threshold Payout	6.3%	50%
Target Payout	7.3%	100%
Maximum Payout	8.3% or higher	200%

For fiscal year 2014:

	EBITDA Margin for Fiscal Year 2014	% of Award Earned and Paid Out
Penalty Floor	5.5%	-50%
Penalty Threshold	6.5%	0%
Threshold Payout	7.0%	50%
Target Payout	8.0%	100%
Maximum Payout	9.0% or higher	200%

  Fiscal 2014 – 2016 Performance Period
	EBITDA Margin (50% of award)	Net Debt Reduction (25% of award)	New Business Wins (25% of award)	% of Award Earned and Paid Out
Threshold Payout	8.0%	$200 million	$250 million	0%
Target Payout	10.0%	$400 million	$500 million	100%
Maximum Payout	12.0% or higher	$600 million	$750 million	200%

  Restricted Shares or Restricted Share Units. Historically, as part of long-term incentive awards, the Compensation Committee granted restricted shares of Common Stock or restricted share units that are subject to forfeiture if the grantee does not continue as an employee of Meritor or a subsidiary or affiliate for a restricted period of at least three years (subject to certain exceptions in the event of death, disability or retirement). The period during which an employee receives severance pay is included for the purposes of vesting. Restricted shares have all the attributes of outstanding shares of Common Stock during the restricted period, including voting and dividend rights, except that the shares are held by the Company and cannot be transferred by the grantee. Cash dividends, if any, during the restricted period are reinvested in additional restricted shares of Common Stock, which will vest or be forfeited at the same time as the underlying shares. Restricted share units represent the right to receive one share of Common Stock upon the vesting date, subject to terms and conditions. Dividends during the restricted period are not paid or accrued on restricted share units. Grants of restricted share units were made for the fiscal 2012-2014 and 2013-2015 cycles, but were not generally made for the fiscal 2014-2016 period, other than for recognition or retention purposes to selected individuals, as described below.

The Compensation Committee’s practice in recent years with respect to timing of annual equity-based awards has been to establish December 1 as the standard grant date, whenever possible. If a special meeting is required in December in order to approve the grants for the three-year cycle, the date of grant may be delayed until the first business day in January. The timing of the grant date does not impact the terms of the grant of restricted shares of Common Stock or restricted share units. However, under the FASB’s compensation guidance, the Company measures the fair value of stock-based awards, which is recognized in the Company’s financial statements, based on the NYSE Closing Price of the Common Stock on the grant date. The purpose of establishing a standard grant date for the Company’s grant of equity-based long-term incentive awards is to avoid any issue of whether a grant precedes or follows public disclosure of material information. The Company normally announces its fiscal year earnings in mid-November, and use of December 1 (or the first business day in January, as the case may be) as a standard grant date provides the market sufficient time to absorb and reflect the information, whether positive or negative, prior to measurement of fair value for accounting purposes.

Fiscal Year 2014 Long-term Incentive Payouts. The Compensation Committee provided long-term incentives to the Named Executive Officers under the 2010 LTIP in the form of target awards under a three-year cash performance plan for the period ended September 30, 2014, and grants of service-based restricted share units, as described above. The cash performance plan and the equity grant each represented one-half of the total value of the long-term incentive opportunity awarded to the individual for that cycle, based on an assumed share price of $6.14 per share, which was the NYSE Closing Price on the date of grant. The allocation among the two types of grants was intended to reward achievement of performance objectives as well as continued employment during a difficult industry period.

With respect to the cash performance plan for the three-year period ended September 30, 2014, the Compensation Committee reviewed the Company’s EBITDA margin for each of the one-year performance periods in the three-year period and determined that it achieved the specified operational objectives at a blended rate of 83.3%. Payments were made in cash. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Summary Compensation Table below for information on actual cash payments under the 2010 LTIP with respect to fiscal year 2014 for each Named Executive Officer.

With respect to the equity grants rewarding continued employment, the restricted share units awarded to the Named Executive Officers in fiscal year 2012 vested on December 1, 2014 for each of the Named Executive Officers, except Mr. Evans and Ms. Quick, who did not receive service-based equity grants for the fiscal 2012-2014 period.

Fiscal Year 2014 Long-term Incentive Awards. In fiscal year 2014, long-term incentives were provided to the Named Executive Officers in the form of grants of performance share units. The performance share units will be earned based upon specific metrics and targets over the fiscal 2014-2016 performance period. The Compensation Committee established target awards, stated as dollar amounts, for Messrs. Evans, Nowlan, Craig, Baker and Ferro in November 2013. The number of units in each grant was determined by dividing these dollar amounts by an assumed share price, which was the NYSE Closing Price on the date of grant. The Compensation Committee made a grant to Ms. Quick on May 1, 2014 under the fiscal 2014-2016 cycle, as well as granting pro rata participation under the fiscal 2012-2014 and 2013-2015 cash performance cycles, upon her employment with the Company. See Awards under Performance Plans above for more information on the metrics and other terms applicable to these awards.

Pension and Retirement Plans. The Company maintains a tax-qualified defined contribution savings plan, as well as a supplemental savings plan that provides for contributions without regard to the limitations imposed by the IRC on qualified defined contribution plans. All of the Named Executive Officers may participate in the Company’s qualified and supplemental savings plans on the same basis as other eligible employees.

Under the qualified savings plan, a participant can defer up to 50% of eligible pay, on a before-tax basis, subject to annual IRC limits, and the Company matches deferrals at the rate of 100% on the first 3% and 50% on the next 3% of eligible pay. “Eligible pay” includes base salary and annual incentive under the ICP. If an executive elects to participate in the supplemental savings plan, he or she can continue to contribute up to 20% of eligible pay on a before-tax basis, even though his or her qualified savings plan contributions or eligible pay have reached the annual IRC limits. Both participant contributions and Company matching contributions to the qualified and supplemental savings plans are always 100% vested.

The Named Executive Officers participate in both the qualified and supplemental savings plans. Employee contributions made by Named Executive Officers to the savings plans in fiscal year 2014 are included in the column headed “Salary,” and the Company’s matching contributions are included in the column headed “All Other Compensation,” in each case in the table under the heading Summary Compensation Table below.

The Company maintains a tax-qualified, non-contributory defined benefit pension plan that covers eligible employees hired before October 1, 2005, and a supplemental pension plan that provides benefits to the participants without regard to the limitations imposed by the IRC on qualified pension plans. Of the Named Executive Officers, only Mr. Baker and Mr. Ferro participate in these plans. The present value of accumulated pension benefits for these Named Executive Officers is reported in the table under the heading Pension Benefits below.

Employees hired on or after October 1, 2005 are not eligible to participate in the defined benefit pension plans, and the Company instead makes additional contributions each year (ranging from 2% to 4% of base salary plus annual incentive, depending on age) to their accounts in the Company’s qualified and supplemental savings plans. The amounts contributed by the Company to the savings plans on behalf of Named Executive Officers as pension contributions are included in the column headed “All Other Compensation” in the table under the heading Summary Compensation Table below. Benefits under the Company’s defined benefit pension plans were frozen, beginning January 1, 2008, and replaced with additional annual Company contributions (ranging from 2% to 4% of base salary plus annual incentive, depending on age) to the savings and supplemental savings plans for the accounts of eligible employees. See Pension Benefits below for further information on this change.

Perquisites. In fiscal year 2006, the Compensation Committee determined to eliminate most perquisite programs (including company cars, club memberships, and reimbursement for financial services) and related gross-ups for payment of income taxes, and replace some of them with uniform cash payments. As a result, outside of these uniform cash payments, the value of total perquisites provided in fiscal year 2014 for each Named Executive Officer was less than $10,000, with the exception of certain perquisites related to Mr. Ferro’s foreign work assignment. (See the column headed “All Other Compensation” and the related footnote 6 in the table under the heading Summary Compensation Table below.)

Health and Welfare Benefits. The Company maintains health and welfare benefits, including medical, dental, vision, disability and life insurance programs, and the Named Executive Officers are entitled to participate in these programs on the same basis as other employees. Providing these benefits is necessary for the Company to remain competitive with other employers.

Employment Agreements and Retention and Hiring Awards. In the past, the Company entered into agreements with executive officers, including Messrs. Nowlan, Craig, Baker and Ferro, relating to certain terms of their employment (including the effects of termination without cause). The purpose of these agreements and awards was to provide incentives to attract candidates for officer positions. The current employment agreements with certain of the Named Executive Officers are described below under the heading Agreements with Named Executive Officers – Employment Agreements. The Company no longer enters into these agreements with new executive officers, and Mr. Evans and Ms. Quick do not have employment agreements.

The Compensation Committee may also, in some cases, make special retention awards of performance share units or service-based restricted shares of Common Stock or restricted share units, to motivate key individuals to continue their services. In September 2013, the Compensation Committee approved a December 1, 2013 one-time special grant to Mr. Craig of performance share units valued at $1 million at the time of grant, with one-third vesting on each of December 1, 2016, December 1, 2017 and December 1, 2018, but only if certain performance metrics based on the Company’s M2016 strategic plan targets are met. The performance-based nature of this fiscal year 2014 grant and its alignment with the Company’s goals were deemed by the Compensation Committee to be an effective motivator for Mr. Craig, a key part of the management team. In addition, in December 2014, the Compensation Committee approved awards of 15,000 restricted share units to each of Mr. Nowlan and Mr. Ferro on January 1, 2014, with all units vesting on the recipient’s continued employment through January 1, 2017. Mr. Ferro’s award was forfeited when he retired from his position on May 31, 2014. See the table under the heading Grants of Plan-Based Awards below for information on these grants.

The Committee also awarded a cash hiring bonus of $250,000 to Ms. Quick in connection with her employment with the Company. The first installment of $150,000 was paid after 30 days of employment, and the remaining $100,000 will be paid after one year of employment. If she voluntarily terminates her employment with the Company within two years, any bonus she received must be repaid.

Stock Ownership Guidelines

As noted above, alignment of the financial interests of Meritor’s key executives with those of its shareowners is a fundamental objective of the Compensation Committee’s program and helps to carry out its “pay for performance” philosophy. Accordingly, Meritor has for many years set ownership guidelines that require each officer and other executive to own a minimum number of shares of Meritor Common Stock. These ownership requirements were increased in 2012 (and again in 2013 with respect to Business Presidents). The new guidelines require ownership of a number of shares of Meritor Common Stock equal to the following:

Position Held	Minimum Number of Shares Owned
• Chief Executive Officer	6 times Annual Base Salary
• Chief Financial Officer and Business Presidents	3 times Annual Base Salary
• General Counsel and Other Executive Officers	2 times Annual Base Salary
• Other Executives subject to the guidelines	0.5 times Annual Base Salary

Shares owned directly (including unvested restricted shares of Common Stock) or through savings plans of Meritor and unvested restricted share units are considered in determining whether an executive meets the ownership guidelines. Shares subject to unexercised stock options and performance share units are not considered. The ownership guidelines provide a transition period during which executives may achieve compliance. In general, this period ends as of the date that is five years after the date the ownership guidelines become applicable to the executive. As of the end of fiscal year 2014, all of the Named Executive officers were in compliance with such requirements, taking into account permitted transition periods.

Clawback Policy

The Company’s 2010 LTIP has a clawback provision applicable to awards that are subsequently the subject of a restatement of financial statements within one year due to misconduct or culpable conduct. In addition, the Company proposes to amend the ICP to include a similar clawback provision. This amendment is subject to approval of the shareowners at the 2015 Annual Meeting (see “Proposal to Approve Amended and Restated Incentive Compensation Plan, including Performance Goals” below). The Compensation Committee will be reviewing the Company’s clawback policy in light of the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act concerning executive compensation policies when applicable regulations are issued.

Anti-Hedging Policy

The Board of Directors has adopted, as part of the insider trading policy, prohibitions against directors, officers and employees, and certain related persons, from (i) selling company securities “short,” (ii) trading in exchange-traded or other third party options, warrants, puts and calls or similar instruments on company securities, (iii) holding company securities in margin accounts and (iv) engaging in any hedging or monetization transactions involving company securities.

Consideration of Shareowner Advisory Vote on Executive Compensation

At the Company’s 2014 Annual Meeting, held on January 23, 2014, the shareowners approved, on an advisory basis, the compensation of the executive officers named in the proxy statement for that meeting, with 69.4 million shares voting for approval, 3.1 million shares voting against approval, and 0.8 million shares abstaining. The Compensation Committee considers this annual vote in its deliberations with respect to the future direction of executive compensation.

Tax Deductibility of Executive Compensation

Section 162(m) of the IRC generally limits the deductibility of compensation paid to each Named Executive Officer to $1,000,000 per year. There is an exception to this rule for any compensation that is “performance based,” as defined in the IRC. Annual incentive awards and long-term awards are intended to be “performance based,” but depending upon the design of the plan may or may not be subject to the deductibility limit. However, salaries, service-based restricted shares or restricted share units, special employment and retention incentives, and special annual bonus payments do not qualify as “performance based” compensation for this purpose.

Although the Compensation Committee’s policy is to structure compensation arrangements when possible in a manner that will avoid limits on deductibility, it is not a primary objective of the Company’s compensation program. In the view of the Committee, meeting the objectives stated above is more important than the ability to deduct the compensation for tax purposes.

Cautionary Statement

The information appearing in this Compensation Discussion and Analysis, and elsewhere in this proxy statement, as to performance metrics, objectives and targets relates only to incentives established for the purpose of motivating executives to achieve results that will help to enhance shareowner value. This information is not related to the Company’s expectations of future financial performance, and should not be considered as or correlated with any guidance issued by the Company regarding its future earnings, free cash flow or other financial measures.

SUMMARY COMPENSATION TABLE

The information set forth below reflects compensation, from all sources, awarded to, earned by or paid to the chief executive officer, the chief financial officer, and the two other executive officers of the Company, and, pursuant to Item 402(a)(3)(iv) of Regulation S-K, two additional individuals who would have been included in this group if they had been executive officers at the end of the fiscal year (“Named Executive Officers”), for the fiscal years ended September 30, 2012, 2013 and 2014 (except as noted). The compensation reported below is for services rendered in all capacities to Meritor and its subsidiaries.

						Change in
						Pension Value and
						Non-Qualified
					Non-Equity	Deferred
	Fiscal			Stock	Incentive Plan	Compensation	All Other
Name and Principal Position(1)	Year	Salary(2)	Bonus	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Ivor J. Evans	2014	$1,000,000	$0	$4,199,999	$1,252,333	$0	$101,283	$6,553,615
Chairman of the Board and	2013	517,777		1,292,666	967,391	0	185,399 (7)	2,963,123
Chief Executive Officer
(principal executive officer)

Kevin A. Nowlan	2014	425,000	0	656,448	350,158	0	57,011	1,488,617
Senior Vice President and	2013	375,867	0	24,995	154,151	0	47,491	602,504
Chief Financial Officer
(principal financial officer)

Jeffrey A. Craig	2014	575,457	0	2,300,007	1,145,673	0	96,515	4,117,652
President and Chief	2013	541,574	0	260,010	404,675	0	94,085	1,300,344
Operating Officer	2012	533,368	0	600,001	435,828	0	88,870	1,658,067

Sandra J. Quick	2014	218,750	150,000	349,992	167,657	0	32,612	919,011
Senior Vice President,
General Counsel and
Corporate Secretary

Vernon G. Baker, II	2014	193,125	0	599,998	337,879	140,479	438,544	1,710,025
Former Senior Vice President,	2013	515,000	0	120,011	283,743	3,782	87,867	1,010,403
General Counsel and	2012	515,000	0	300,000	319,390	104,187	85,195	1,323,772
Corporate Secretary

Pedro N. Ferro	2014	274,667	0	656,448	332,512	38,189	274,628	1,576,444
Former Senior Vice President and	2013	381,667	0	70,021	150,480	0	249,566	851,734
President, Aftermarket & Trailer
____________________

[1]	Except with respect to Mr. Baker, whose employment was terminated effective February 15, 2014, and Mr. Ferro, who retired effective May 31, 2014, the table reflects the positions held with Meritor at September 30, 2014.

Information for four of the Named Executive Officers is provided for less than three fiscal years, as permitted by SEC Regulation S-K, for the following reasons:

  Mr. Evans was appointed to a position as an executive officer on May 3, 2013. Prior to that date, he served as an outside director. All of his compensation by the Company for the full fiscal year 2013 is included in the table. His compensation as a Named Executive Officer is reported in the appropriate columns of the table above, and his compensation as an outside director is included in the column headed “All Other Compensation” (see footnote 7). His compensation as an outside director for periods prior to fiscal year 2013 is not included in the table.

  Messrs. Nowlan and Ferro were appointed to positions as executive officers during fiscal year 2013 and were employed by the Company in other positions prior to these appointments. All of their compensation by the Company for the full fiscal year 2013 is included in the table, and their compensation for periods prior to fiscal year 2013 is not included in the table.

  Ms. Quick was appointed to her position with the Company on February 16, 2014, and received no compensation from the Company for periods prior to that date.

2	This column includes amounts contributed by the Named Executive Officers to the Company’s tax-qualified 401(k) savings plan and the related nonqualified supplemental savings plan (see Non-Qualified Deferred Compensation below).

3	Represents the grant date fair value of restricted share units, performance share units and stock options, computed in accordance with FASB ASC Topic 718. Information on the assumptions used in valuation of the grants is included in Note 18 of the Notes to Consolidated Financial Statements in the Form 10-K, which is incorporated herein by reference. These amounts may not reflect the actual value realized upon vesting, settlement or exercise, if any.

4	This column includes the following amounts:

			Portion of	Portion of
			2010-2012	2011-2013		2012-2014	Interim
			LTIP Earned	LTIP Earned		LTIP Earned	CEO Performance
Name	Year	ICP Payout	(A)	(B)		(C)	Incentive Payment
Ivor J. Evans	2014	$1,169,000	—	—		—	83,333
	2013	0	—	0		—	967,391
Kevin A. Nowlan	2014	298,095	—	—		52,063	—
	2013	125,400	—	28,751	(D)	—	—
Jeffrey A. Craig	2014	645,873	—	—		499,800	—
	2013	254,675	—	150,000		—	—
	2012	269,162	83,333	83,333		—	—
Sandra J. Quick	2014	139,335	—	—		28,322	—
Vernon G. Baker, II	2014	136,571	—	—		201,308	—
	2013	193,743	—	90,000		—	—
	2012	219,390	50,000	50,000		—	—
Pedro N. Ferro	2014	207,562	—	—		124,950	—
	2013	150,480	—	0	(D)	—	—

(A)	Payment of the total 2010-2012 LTIP amounts earned was made in December 2012.

(B)	Payment of the total 2011-2013 LTIP amount earned was made in December 2013.

(C)	Payment of the total 2012-2014 LTIP amount earned is expected to be made prior to December 31, 2014.

(D)	The total 2011-2013 LTIP payment for Mr. Nowlan, who was not a Named Executive Officer in 2012 and 2011, was $41,563. Mr. Ferro was not eligible for a payment for that cycle.

See Compensation Discussion and Analysis above and Grants of Plan-Based Awards below for information on the terms of these awards, long-term incentive target awards made in fiscal year 2014 for the three-year performance period ending in fiscal year 2016 and annual incentive targets for fiscal year 2014.

[5]	This column includes the change in actuarial present value of accumulated pension benefits of the Named Executive Officers under all defined benefit pension plans accrued during the period between the pension plan measurement dates used for financial statement reporting purposes for the reported fiscal year and the prior year. See the table under Pension Benefits below for additional information. There were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified during the fiscal year for the Named Executive Officers. See Pension Benefits below for information on years of service and accumulated pension benefits for the Named Executive Officers eligible to participate under the Company’s tax-qualified and non-qualified defined benefit retirement plans.

[6]	This column includes the following items for fiscal year 2014, as set forth in the table below: (a) amounts contributed by the Company to the accounts of the Named Executive Officers under the employee savings plan and related supplemental savings plan; (b) cash allowances in lieu of perquisites (see Compensation Discussion and Analysis – Elements of the Meritor Compensation Program – Components – Perquisites above); (c) in the case of Mr. Baker, severance payments and consulting fees for services rendered after his resignation; (d) the premium for group excess liability insurance for officers; and (e) in the case of Mr. Ferro, (i) expenses or reimbursement related to his assignment in China, including China taxes and tax equalization, miscellaneous expenses (consisting of housing and utilities, language training, tax preparation, visa costs, and auto expense), and reimbursement of taxes related to perquisites and personal benefits, and (ii) accrued vacation pay. Perquisites are valued at actual cost to the Company.

	Ivor J.	Kevin A.	Jeffrey	Sandra J.	Vernon G.	Pedro N.
Type of Compensation	Evans	Nowlan	A. Craig	Quick	Baker, II	Ferro
Employer savings plan contributions	$63,750	$28,712	$68,216	$14,438	$34,601	$36,148
Cash allowances in lieu of perquisites	35,889	27,000	27,000	16,875	10,125	18,000
Severance payments	0	0	0	0	331,875	0
Consulting fees	0	0	0	0	60,644	0
Group excess liability insurance premium	1,644	1,299	1,299	1,299	1,299	1,299
Reimbursement for China taxes and
tax equalization	0	0	0	0	0	159,159
Miscellaneous expenses related
to foreign assignment	0	0	0	0	0	11,893
Reimbursement of taxes on perquisites
and personal benefits related to
foreign assignment	0	0	0	0	0	38,098
Vacation pay	0	0	0	0	0	10,031

[7]	Mr. Evans served as an outside director prior to May 3, 2013. His compensation as an outside director, ending on that date, is included for fiscal year 2013 in the column headed “All Other Compensation” and is comprised of the following amounts:

Year	Fees earned or paid in cash (A)	Stock awards (B)	Total
2013	$72,750	$99,996	$172,746

(A)	Includes retainer fees and meeting fees.

(B)	Represents the grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2014

The Compensation Committee made the following grants to the Named Executive Officers under the ICP and the 2010 LTIP in fiscal year 2014. No consideration was paid by the Named Executive Officers for these awards. No stock options were granted in fiscal year 2014.

					Estimated Future Payouts Under			Estimated Future Payouts Under
					Non-Equity Incentive			Equity Incentive
					Plan Awards[1]			Plan Awards[2]
											All Other	Grant Date
			Date of								Stock	Fair Value of
			Compensation								Awards	Stock and
	Plan	Grant	Committee	Type of	Threshold	Target	Maximum	Threshold	Target	Maximum	(# of	Option
Name	Name	Date	Action	Award	($)	($)	($)	(#)	(#)	(#)	Shares)[3]	Awards[4]
Ivor J. Evans	2010	12/1/2013	11/6/2013	Performance	—	—	—	0	526,976	1,053,952	—	$4,199,999
	LTIP			share units
	ICP			Annual incentive	$250,000	$1,000,000	$2,000,000	—	—	—	—	—
				plan target
Kevin A.	2010	12/1/2013	11/6/2013	Performance	—	—	—	0	62,735	125,470	—	499,998
Nowlan	LTIP			share units
	2010	1/1/2014	12/13/2013	Restricted	—	—	—	—	—	—	15,000	156,450
	LTIP			share units
	ICP			Annual incentive	63,750	255,000	510,000	—	—	—	—	—
				plan target
Jeffrey A.	2010	12/1/2013	11/6/2013	Performance	—	—	—	0	163,112	326,224	—	1,300,003
Craig	LTIP			share units
	2010	12/1/2013	9/12/2013	Performance	—	—	—	0	125,471	250,942	—	1,000,004
	LTIP			share units
	ICP			Annual incentive	138,125	552,500	1,105,000	—	—	—	—	—
				plan target
Sandra J.	2010	5/1/2014	4/16/2014	Performance	—	—	—	0	25,089	50,178	—	349,992
Quick	LTIP			share units
	2010			Cash	8,500	34,000	68,000	—	—	—	—	—
	LTIP			performance
				plan targets
	2010			Cash	36,950	147,800	295,600	—	—	—	—	—
	LTIP			performance
				plan targets
	ICP			Annual incentive	29,798	119,192	238,384	—	—	—	—	—
				plan target
Vernon G.	2010	12/1/2013	11/6/2013	Performance	—	—	—	0[5]	75,282[5]	150,564[5]	—	599,998
Baker, II	LTIP			share units
	ICP			Annual incentive	29,207	116,827	233,654	—	—	—	—	—
				plan target
Pedro N.	2010	12/1/2013	11/6/2013	Performance	—-	—	—	0[6]	62,735[6]	125,470[6]	—	499,998
Ferro	LTIP			share units
	2010	1/1/2014	12/13/2013	Restricted	—	—	—	—	—	—	15,000 [6]	156,450
	LTIP			share units
	ICP			Annual incentive	44,389	177,555	355,110	—	—	—	—	—
				plan target
____________________

[1]	These columns include target amounts for annual incentive awards under the ICP for each of the Named Executive Officers. Potential payout amounts for threshold, target and maximum performance are expressed as dollar amounts. Awards may, at the discretion of the Compensation Committee, be paid out in the form of shares of Common Stock, with the number of shares determined based on the market price at the time of payout. See Compensation Discussion and Analysis above for further information on the terms of ICP awards in fiscal year 2014. Actual ICP payouts for fiscal year 2014 are reported in the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Summary Compensation Table above. In the case of Ms. Quick, these columns also include target amounts for pro rata grants under three-year cash performance plans for the fiscal 2012-2014 and 2013-2015 cycles under the 2010 LTIP, which were awarded at the time of her employment by the Company.

2	These columns include target amounts for awards under a three-year performance plan established with respect to performance share units granted to the Named Executive Officers under the 2010 LTIP. With respect to Mr. Craig, these columns also include the target amount for a special retention award of performance share units granted under the 2010 LTIP. In each case, potential payout amounts for threshold, target and maximum performance are expressed as numbers of units. Awards will be paid out in the form of shares of Common Stock to the extent that shares are available for issuance under the 2010 LTIP at the time of payout. If there are insufficient shares available to fund the entire payout, some or all of the awards would be paid out in cash. See Compensation Discussion and Analysis above for further information on the terms of LTIP awards in fiscal year 2014.

3	This column includes special grants of service-based restricted share units as retention awards (see Compensation Discussion and Analysis above).

4	This column includes the grant date fair value of restricted share units and performance share units granted in fiscal year 2014, computed in accordance with FASB ASC Topic 718. Information on the assumptions used in valuation of the grants is included in Note 18 of the Notes to Consolidated Financial Statements in the Form 10-K, which is incorporated herein by reference. There were no dividends paid by the Company on its Common Stock in 2014.

5	Mr. Baker forfeited this grant when his employment was terminated effective February 15, 2014.

6	Mr. Ferro forfeited these grants when he retired effective May 31, 2014.

See Compensation Discussion and Analysis – Elements of the Meritor Compensation Program – Overview and Analysis above for information on the proportion between salary and total compensation.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Employment Agreements

Compensation Arrangements with Mr. Evans. In May 2013, in connection with the appointment of Mr. Evans as Executive Chairman of the Board and Interim Chief Executive Officer and President, the Compensation Committee approved a base salary of $110,000 per month and a cash incentive of $250,000 per month, awarded by the Committee based on certain performance goals to be evaluated on a monthly basis for incentive determination purposes. During the period that Mr. Evans served in the capacity of Executive Chairman of the Board and Interim Chief Executive Officer and President, he also received reimbursement for his lodging expenses in Michigan.

In connection with the appointment of Mr. Evans as permanent Chairman of the Board, Chief Executive Officer and President, Meritor entered into a letter agreement with Mr. Evans on September 13, 2013, providing for:

  a base salary of $1,000,000 annually;

  a new hire grant of 350,000 performance-based stock options with vesting contingent upon three separate stock price performance targets;

  participation in the annual incentive compensation plan beginning with fiscal year 2014 with a target award of 100% of base salary and a maximum opportunity of 200% of base salary;

  participation in the 2014-2016 long-term incentive cycle with a target award of approximately $4.2 million (with the mix of cash versus equity and general terms and conditions to be determined at the beginning of the performance period);

  eligibility to participate in the savings plans and health and welfare benefit plans, including short-term and long-term disability programs, that are sponsored by Meritor and generally available to executive employees; and

  payment of cash in lieu of perquisites in the amount of $34,000 annually.

Mr. Evans’ annual incentive award for 2014 and long-term incentive award for the fiscal 2014-2016 performance cycle are disclosed in the table under the heading Grants of Plan-Based Awards above.

Officer Employment Letters. Messrs. Nowlan, Craig, Baker and Ferro entered into employment letters with the Company in 2013, which replaced any previous employment letters with such officers. Under the terms of these letters, if the Company terminates the executive’s employment without cause, the executive would receive:

  any accrued and unpaid compensation;

  monthly severance pay for a period of 30 months for Mr. Craig and 24 months for Messrs. Baker, Nowlan and Ferro;

  pro rata participation in the current year annual incentive;

  pro rata participation in the cash portion of long-term incentive cycles under the terms of the applicable plan (which provide payout for only those existing long-term incentive cycles that began more than a year before the last day employed), based on the portion of the performance cycle that has elapsed as of the last day employed;

  continuation of health and welfare benefits (other than accidental death and dismemberment (“AD&D”) and long-term and short-term disability coverage) throughout the severance period (or until the executive becomes subsequently employed and covered by the health plan of the new employer);

  vesting or forfeiture of special grants of service-based restricted shares, restricted share units or performance shares as determined under the agreement relating to the grant;

  vesting or forfeiture of all other restricted shares, restricted share units or performance share units based on the terms of the applicable plans, which provide for forfeiture if the award has not vested under its terms before the end of the severance period; and

  outplacement services for twelve months not to exceed $10,000.

The officer employment letters also provide for vesting in accordance with the terms of the applicable plans for all equity grants in the event of a Change in Control (as defined in those plans) as well as the severance benefits described above if a separation of service results from a Change in Control or within one year thereafter (provided the full target amount of annual incentive will be paid in that event rather than a pro rata portion). The officer employment agreements also provide for payments in the event of death and disability. These are described further under Potential Payments Upon Termination or Change in Control below.

Ms. Quick’s Letter Agreement. Meritor entered into a letter agreement with Ms. Quick on January 24, 2014 in connection with her employment as Senior Vice President, General Counsel and Corporate Secretary. The agreement provides for:

  an annual salary of $350,000;

  a bonus to be paid in two installments, the first of $150,000 paid after 30 days of active employment and the second of $100,000 paid after one year of active employment, with repayment required in the event of her subsequent voluntary resignation from her position within two years;

  pro rata participation in the current year annual incentive;

  participation in the fiscal 2014-2016 long-term incentive cycle under the 2010 LTIP through a grant of performance share units with a value of $350,000;

  participation in the fiscal 2012-2014 and 2013-2015 cash performance cycles with target awards of $34,000 and $147,800, respectively;

  eligibility to participate in the savings plans and health and welfare benefit plans, including short- and long-term disability programs, that are sponsored by Meritor and generally available to executive employees; and

  payment of cash in lieu of perquisites in the amount of $27,000 annually.

Mr. Baker’s Severance Agreement. On January 27, 2014, Meritor entered into a letter agreement with Mr. Baker which is materially consistent with the terms of his employment letter as described above and which provides for:

  severance pay at Mr. Baker’s annual base salary at the time of termination ($515,000) for a period of 24 months;

  eligibility for a pro rata annual incentive for the portion of the current year in which he was actively employed;

  eligibility for pro rata participation in Meritor’s long-term incentive cash plans for the existing cycles that began more than a year before the last day of his employment; and

  vesting of his prior equity awards through the end of his severance period.

See Potential Payments Upon Termination or Change in Control below for information on (a) the amounts that would be payable to the Messrs. Evans, Nowlan and Craig and Ms. Quick if their employment had been terminated at the end of fiscal year 2014; and (b) the amounts payable to Messrs. Baker and Ferro due to their termination of employment in fiscal year 2014.

Description of Plan-Based Awards

See Compensation Discussion and Analysis–Elements of the Meritor Compensation Program–Components–Annual Incentives and – Long-Term Incentives above for information on the types of plan-based awards that were made in fiscal year 2014 and are reported in the table above, the applicable performance objectives, and how payouts are calculated. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Summary Compensation Table above for information on actual annual incentive payments and long-term incentive payments made with respect to fiscal year 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

The following unexercised stock options and unvested restricted stock, restricted share units and performance share units were held by the Named Executive Officers as of September 30, 2014.

	Option Awards				Stock Awards
					Number
					of Shares	Market Value of
					or Units of	Shares or
	Number of securities		Option		Stock That	Units of
	underlying unexercised		Exercise	Option	Have Not	Stock That
	options[1] (#)		Price	Expiration	Vested[2]	Have Not
Name	Exercisable	Unexercisable	($)	Date	(#)	Vested[3] ($)
Ivor J. Evans	233,333	116,667	$8.22	9/11/2018	562,178	$6,414,451

Kevin A. Nowlan	—	—	—	—	93,755	1,069,745

Jeffrey A. Craig	—	—	—	—	447,053	5,100,875

Sandra J. Quick	—	—	—	—	25,089	286,265

Vernon G. Baker, II	—	—	—	—	76,900	877,429

Pedro N. Ferro	—	—	—	—	55,790	636,564
____________________

[1]	This column includes a grant of options to Mr. Evans in fiscal year 2013 in connection with his appointment as chief executive officer. Any options that have not vested by September 30, 2016 will be forfeited. Other than this grant, the Company has not granted stock options to employees since fiscal year 2008, and none of the other Named Executive Officers hold any stock options.

[2]	This column includes the following separate grants of restricted share units and restricted stock that vest upon continuation of employment through the end of the restricted period (or in the case of Mr. Baker, that continue to vest through the severance period, and in the case of Mr. Ferro, that vest at the end of the restricted period due to his retirement). Mr. Evans’ grants were made to him while he was a non-employee director as part of his compensation for serving as such. Ms. Quick does not have any restricted share units or restricted stock. This column also includes the following grants of performance share units that vest at the end of the performance period (or, in the case of a special retention grant to Mr. Craig, that vest in three equal annual installments), upon the achievement of stated performance goals. The number of performance share units is reported at the target level (see Compensation Discussion and Analysis above for information on the performance goals and levels of potential payout of these awards).

				Number
				of Shares
				Held as of
Name	Type of Grant	Grant Date	Vesting Date	9/30/2014
Ivor J. Evans	Restricted stock	1/24/2013	1/24/2016	20,120
	Restricted stock	1/26/2012	1/26/2015	15,082
	Performance share units	12/1/2013	12/1/2016	526,976

Kevin A. Nowlan	Restricted share units	1/1/2014	1/1/2017	15,000
	Restricted share units	12/1/2012	12/1/2015	5,840
	Restricted share units	12/1/2011	12/1/2014	10,180
	Performance share units	12/1/2013	12/1/2016	62,735

Jeffrey A. Craig	Restricted share units	12/1/2012	12/1/2015	60,750
	Restricted share units	12/1/2011	12/1/2014	97,720
	Performance share units	12/1/2013	12/1/2016	163,112
	Performance share units	12/1/2013	1/3 on	125,471
			12/1/2016,
			1/3 on
			12/1/2017
			and 1/3 on
			12/1/2018

Sandra J. Quick	Performance share units	5/1/2014	5/1/2017	25,089

Vernon G. Baker, II*	Restricted share units	12/1/2012	12/1/2015	28,040
	Restricted share units	12/1/2011	12/1/2014	48,860

Pedro N. Ferro*	Restricted share units	12/1/2012	12/1/2015	16,360
	Restricted share units	12/1/2011	12/1/2014	39,430

*	Mr. Baker forfeited 75,282 performance share units granted on December 1, 2013, when his employment was terminated effective February 15, 2014. Mr. Ferro forfeited 15,000 restricted share units granted on January 1, 2014, and 62,735 performance share units granted on December 1, 2013, when he retired effective May 31, 2014.

[3]	Based on the number of shares multiplied by the NYSE Closing Price on September 26, 2014, the last trading day of fiscal year 2014 ($11.41).

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2014

The following table includes information with respect to service-based restricted share units and restricted stock held by the Named Executive Officers that vested during the 2014 fiscal year. No stock options were exercised by the Named Executive Officers during the 2014 fiscal year.

	Stock Awards
	Number of Shares
	Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)
Ivor J. Evans	10,475	$102,747	[1]
Kevin A. Nowlan	3,330	26,540	[2]
Jeffrey A. Craig	26,650	212,401	[2]
Sandra J. Quick	0	0
Vernon G. Baker, II	15,990	127,440	[2]
Pedro N. Ferro	0	0
____________________

1	Includes vesting of 3,868 shares of restricted stock and 6,607 restricted share units. The value realized on vesting of the restricted stock is based on the NYSE Closing Price on January 20, 2014, the date of vesting ($10.49) multiplied by the number of shares acquired. Since the date of vesting of the restricted share units was January 25, 2014, which was not a trading date, the value realized on vesting of the restricted share units is based on the NYSE Closing Price on January 24, 2014, the trading date preceding the vesting date ($9.41), multiplied by the number of shares acquired.

2	Since the date of vesting of the restricted share units held by Messrs. Nowlan, Craig and Baker was December 1, 2013, which was not a trading date, the value realized on vesting of the restricted share units is based on the NYSE Closing Price on November 29, 2013, the trading date preceding the vesting date ($7.97), multiplied by the number of shares acquired.

PENSION BENEFITS

Meritor has a tax-qualified defined benefit retirement plan covering salaried and non-represented U.S. employees hired prior to October 1, 2005. Sections 401(a)(17) and 415 of the IRC limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has established a non-qualified supplemental plan that authorizes the payment out of the Company’s general funds of any benefits calculated under provisions of the tax-qualified retirement plan that may be above limits under these sections. Participation in Meritor’s defined benefit retirement plans was terminated on December 31, 2007 and benefits were frozen as of a specified date, as described below.

The following table shows the years of credited service and the actuarial present value of the accumulated benefit under Meritor’s qualified and nonqualified defined benefit retirement plans. This information is provided as of September 30, 2014 (the pension plan measurement date used for financial statement reporting purposes), assuming retirement at age 62, for Mr. Baker. The information for Mr. Ferro is based on accumulated benefit and age as of his actual retirement date, May 31, 2014. No payments were made to Named Executive Officers, except Mr. Baker, during the fiscal year ended September 30, 2014. Messrs. Evans, Nowlan and Craig and Ms. Quick were not eligible to participate in the plan because they were hired after October 1, 2005.

		Number of Years	Present Value	Payments during
		Credited Service	of Accumulated Benefit[1]	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Ivor J. Evans	Meritor Retirement Plan	—	—	—
Meritor Supplemental
	Retirement Plan	—	—	—

Kevin A. Nowlan	Meritor Retirement Plan	—	—	—
Meritor Supplemental
	Retirement Plan	—	—	—

Jeffrey A. Craig	Meritor Retirement Plan	—	—	—
Meritor Supplemental
	Retirement Plan	—	—	—

Sandra J. Quick	Meritor Retirement Plan	—	—	—
Meritor Supplemental
	Retirement Plan	—	—	—

Vernon G. Baker, II	Meritor Retirement Plan	8.4	$323,595	—
Meritor Supplemental
	Retirement Plan	8.4	$681,520	$3,468

Pedro N. Ferro	Meritor Retirement Plan	5.7	$174,653	—
Meritor Supplemental
	Retirement Plan	5.7	$111,310	—
____________________

1	Information on the valuation method and material assumptions applied in quantifying the present value of the current accrued benefits is included in Note 20 of the Notes to Consolidated Financial Statements in the Form 10-K, which is incorporated herein by reference.

The plans provide for annual retirement benefits payable on a straight life annuity basis to participating employees, reduced to reflect the cost of Social Security benefits related to service with the Company. The amount of a participant’s annual benefit generally is calculated as 1.5% of the number that is the average of covered compensation for the highest five consecutive years of the ten years preceding retirement, multiplied by years of service, less the Social Security reduction. Covered compensation includes salary and annual incentive award payout under the ICP (see the column headed “Salary” and footnote 4 to the column headed “Non-Equity Incentive Plan Compensation” in the table under the heading Summary Compensation Table above).

The plan credits participants with service earned with Meritor and its predecessor companies, as applicable. The plan also includes “grandfathering” provisions under which the retirement benefits payable to certain long-term employees will be adjusted in some cases to reflect differences between the benefits earned under the plan and those earned under predecessor plans of Arvin Industries, Inc., Meritor Automotive, Inc. or Rockwell International, Inc.

Participants may generally elect to retire under the plans any time after reaching age 55, with the annual benefit reduced by 6% for each year that the participant receives benefit payments prior to his reaching age 62. As of the last day of fiscal year 2014, Mr. Baker was eligible for early retirement under this provision. Mr. Ferro retired as of May 31, 2014 under this provision. In the event of the participant’s death, the plans also provide for the payment of benefits to an employee’s surviving spouse or other beneficiary. The amount of the survivor’s benefit is 60% of the participant’s benefit under the nonqualified plan, and can range from 60% to 100% of the participant’s benefit under the qualified plan, depending on the participant’s election as to benefit payment options.

See Note 20 of the Notes to Consolidated Financial Statements in the Form 10-K for information on the funded status of the qualified plan. The non-qualified plan is currently unfunded.

Non-union employees hired on or after October 1, 2005 are not eligible to participate in the defined benefit retirement plans. In addition, the defined benefit retirement plans were amended, effective December 31, 2007, to provide that benefits were frozen for all participating employees as of specified dates. Most participating employees ceased accruing benefits effective January 1, 2008. Some participating employees, who either had at least 20 years of service or were age 50 or older with at least 10 years of service, continued to accrue benefits for an additional transition period that ended June 30, 2011. None of the Named Executive Officers qualified for this transitional accrual period. For those not eligible to participate in, or whose benefits have been frozen under, the defined benefit retirement plan, the Company makes additional defined contributions to the savings plans on behalf of these individuals, with the amount of the contribution depending on the individual’s salary and age.

The Company has in the past provided for extra years of credited service under the defined benefit pension plans or extra payments to the savings plans in lieu of pension payments in employment letters for some individuals. None of the Named Executive Officers is entitled to any additional years of credited service or additional payments to the savings plans.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2014

The following table reflects contributions made by the Named Executive Officers and the Company to the Company’s non-qualified supplemental savings plan in fiscal year 2014, together with earnings on the accounts of the Named Executive Officers and withdrawals or distributions under that plan during the fiscal year.

	Executive	Registrant	Aggregate	Aggregate
	contributions in	contributions in	earnings in	withdrawals/	Aggregate balance at
	last fiscal year[1]	last fiscal year[2]	last fiscal year[3]	distributions	last fiscal year-end[4]
Name	($)	($)	($)	($)	($)
Ivor J. Evans	$29,400	$41,650	$(258)	—	$70,792
Kevin A. Nowlan	—	9,212	3,803	—	48,385
Jeffrey A. Craig	41,489	47,416	77,110	—	838,957
Sandra J. Quick	—	—	—	—	—
Vernon G. Baker, II	34,395	29,129	289,588	$1,692,651	0
Pedro N. Ferro	16,209	21,612	10,657	—	88,994
____________________

1	The amounts reported in this column are included in the amounts reported in the column headed “Salary” for 2014 in the table under the heading Summary Compensation Table above.

2	The amounts reported in this column are included in the amounts reported in the column headed “All Other Compensation” for 2014 in the table under the heading Summary Compensation Table above.

3	“Earnings” reflects changes in aggregate account value at the end of fiscal year 2014 compared to 2013 that do not result from contributions or distributions, including interest, dividends, appreciation or depreciation in stock price and similar items. None of these earnings are reported in the table under the heading Summary Compensation Table above.

4	Amounts included in this column, representing executive contributions and registrant contributions, were reported as compensation in the Company’s Summary Compensation Table for previous years in which the individual in question was a Named Executive Officer.

Description of Non-Qualified Supplemental Savings Plan

The Meritor Supplemental Savings Plan allows certain executives of the Company, including the Named Executive Officers, to defer amounts that cannot be contributed to the tax-qualified 401(k) plan due to deferral and compensation limits imposed by the IRC. Under the 401(k) plan, a participant can defer up to 50% of his eligible pay, on a before-tax basis, subject to IRC limits, and the Company matches deferrals at the rate of 100% on the first 3% and 50% on the next 3% of eligible pay. “Eligible pay” includes base salary and annual bonus under the ICP. If an executive elects to participate in the Supplemental Savings Plan, he or she can continue to contribute up to 20% of eligible pay on a before-tax basis, even though his or her 401(k) plan contributions or eligible pay have reached the annual IRC limits. Both participant contributions and Company matching contributions to the Supplemental Savings Plan are always 100% vested.

The Company also makes pension contributions to the 401(k) plan, and these contributions would be made to the Supplemental Savings Plan when eligible pay reaches statutory limits. Company pension contributions to the Supplemental Savings Plan vest 20% after two years of employment and 20% each year thereafter, with full vesting occurring after six years of employment.

The plan administrator keeps track of contributions under the Supplemental Savings Plan as if they were invested in investment options selected by the participant. These options include a variety of mutual funds and Company Common Stock. Growth of the participant’s account depends on the investment results of the selected mutual funds and/or on the market price of, and the payment of dividends on, Company Common Stock. Earnings for each investment vehicle for fiscal year 2014 were as follows:

Name of Investment Fund	2014 Rate of Return
T. Rowe Price Growth and Income Fund	16.29%
T. Rowe Price Growth Stock Fund	15.52%
T. Rowe Price Mid-Cap Growth Fund	11.27%
T. Rowe Price Prime Reserve Fund	0.01%
T. Rowe Price Retirement Income Fund	6.57%
T. Rowe Price Retirement 2005 Fund	7.36%
T. Rowe Price Retirement 2010 Fund	8.06%
T. Rowe Price Retirement 2015 Fund	8.93%
T. Rowe Price Retirement 2020 Fund	9.61%
T. Rowe Price Retirement 2025 Fund	10.33%
T. Rowe Price Retirement 2030 Fund	10.92%
T. Rowe Price Retirement 2035 Fund	11.21%
T. Rowe Price Retirement 2040 Fund	11.47%
T. Rowe Price Retirement 2045 Fund	11.45%
T. Rowe Price Retirement 2050 Fund	11.54%
T. Rowe Price Retirement 2055 Fund	11.45%
BlackRock Equity Dividend Fund	14.73%
PIMCO Total Return Fund	3.38%
PNC Small Cap Fund	(0.77)%
Vanguard Institutional Index Fund	18.74%
Vanguard Total International Stock Index Fund	4.27%
Meritor Common Stock	35.63%

Distributions from the Supplemental Savings Plan are made in cash under one of three options, as elected by the participant: (a) a lump sum payment six months following termination of employment; (b) a lump sum payment at the later of age 55 or six months following termination of employment; or (c) ten annual installments payable in January of each year beginning the year after the later of age 55 or six months after termination of employment. As reflected in the table above, Mr. Baker received a lump sum payment of his Supplemental Savings Plan accounts in fiscal year 2014.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The narrative and tables below describe and quantify potential compensation that could be paid to each of the Named Executive Officers by the Company upon termination of employment as of September 30, 2014, voluntarily or for cause, without cause, upon a change of control, and upon retirement, death or disability. Except as noted below, the amounts disclosed in the table are based on actual compensation through September 30, 2014 and estimates of future compensation. The actual amounts that could be paid to the Named Executive Officers are subject to a number of variables and can only be determined after occurrence of a termination event.

Voluntary Termination of Employment or Involuntary Termination of Employment with Cause

A Named Executive Officer would be entitled to the following under the Company’s current policies, plans and any applicable employment letters upon voluntary termination of employment or involuntary termination of employment with cause. “Cause” is defined as a continued and willful failure to perform duties; gross misconduct that is materially and demonstrably injurious to the Company; or conviction of or pleading guilty (or no contest) to a felony or to another crime that materially and adversely affects the Company.

Compensation and Benefits. If a Named Executive Officer were to voluntarily resign from his or her position or be terminated for cause, he or she would be entitled only to accrued and unpaid compensation. Participation in benefit plans would cease upon termination.

Incentive Plan Payments and Equity Awards. Upon voluntary termination or termination with cause, a Named Executive Officer would not be entitled to annual incentive or long-term incentive performance plan participation and all unvested equity grants (including unvested restricted shares of Common Stock, restricted share units and performance share units) would be forfeited. Vested stock options would be exercisable for three months after the termination date (or until their expiration date, if earlier), after which they would be forfeited.

Savings Plan Distributions. Participants in the qualified savings plan are generally entitled to a lump sum distribution of the vested interest in their savings plan accounts upon any termination of service. Participants in the supplemental (non-qualified) savings plan are entitled to receive distributions of the vested portion of their accounts, either in a lump sum or in ten annual installments, at age 55 or six months after any termination of employment, depending on the election made by the participant. All participant contributions and Company matching contributions to the savings plans, and any related earnings, are immediately 100% vested. Retirement contributions made by the Company to the savings plans in lieu of participation in the defined benefit retirement plans vest 20% for each full year of the participant’s employment beginning with the second year, with full vesting of accounts after completion of six years of service.

The Named Executive Officers would be entitled to receive a distribution of all of their employee and Company-matching contributions, and any related earnings, from their savings plan accounts upon voluntary termination or termination with cause. The Company also makes savings plan contributions in lieu of participation in the defined benefit retirement plans. As of September 30, 2014, these additional retirement contributions had vested 100% for Messrs. Nowlan, Craig, Baker and Ferro, and these Named Executive Officers are eligible to receive a distribution of 100% of their accounts with respect to these distributions upon voluntary termination or termination with cause. As of September 30, 2014, none of these additional retirement contributions had vested for Mr. Evans and Ms. Quick.

Termination of Employment without Cause

Upon termination without cause, a Named Executive Officer’s compensation and benefits would be governed by the terms of his or her officer employment letter, letter agreement or termination letter, as the case may be, as follows:

Officer Employment Letters. Messrs. Nowlan, Craig, Baker and Ferro entered into employment letters with the Company in 2013, which replaced any previous employment letters with such executives. Mr. Baker’s employment letter was superseded on January 27, 2014 by a severance agreement with terms materially consistent with his employment letter. Mr. Ferro retired from his position effective May 31, 2014 and, in accordance with its terms, the provisions of his employment letter are no longer applicable.

Under the terms of these employment letters, if the Company terminates the executive’s employment without cause, the executive would receive any accrued and unpaid compensation, together with the following severance payments and benefits:

  Severance pay: The executive would receive severance pay, at his then-current salary, for a severance period of 30 months for Mr. Craig and 24 months for Messrs. Nowlan and Baker.

  Annual incentive: The executive would participate in the current year annual incentive on a pro rata basis, for the portion of the year during which he was actively employed, based on actual performance.

  Long-term incentives (see Grants of Plan-Based Awards and Compensation Discussion and Analysis above for further information on the different types of long-term incentive awards that are currently outstanding):
  Cash performance plans: The executive would participate in the cash portion of each existing long-term incentive cycle that began more than a year before the last day employed on a pro rata basis, for the portion of the three-year performance period during which he was actively employed, based on actual performance.

  Equity grants:
  Stock options: The executive’s stock options would continue to vest through the severance period and vested stock options would remain exercisable for three months after the end of the severance period (but not beyond the original option expiration date).

  Restricted shares, restricted share units and performance share units: The executive’s outstanding unvested restricted shares, restricted share units and performance share units would vest through the vesting date or the end of the severance period, whichever is earlier. To the extent not vested by the end of the severance period, unvested restricted shares, restricted share units and performance share units would be forfeited.
  Benefits: The executive would be entitled to continuation of health and welfare benefits (other than AD&D and long-term and short-term disability coverage) throughout the severance period (or until the executive becomes subsequently employed and covered by the health plan of the new employer). The executive also would receive continued life insurance coverage through the end of the severance period.

  Retirement plans: Savings plan participation (including additional contributions in lieu of defined benefit plan participation) would cease at the end of active employment.

  Outplacement services: The executive would receive outplacement services at Company expense for twelve months in an amount not to exceed $10,000.

No perquisites or allowances are provided to the executive or paid for by the Company during the severance period. Annual incentive and long-term incentive payouts would occur at the time applicable for all participating employees. All other amounts would be payable periodically over the severance period, with timing of some payments delayed to comply with Section 409A of the IRC.

Other Letter Agreements. Mr. Evans entered into a letter agreement when he assumed his current position in September 2013, and Ms. Quick entered into a letter agreement in January 2014. Mr. Evans’ letter agreement does not provide for severance payments, and Ms. Quick’s letter agreement provides for severance pay for a period of 12 months at her then-current salary in the event of involuntary termination of employment. Their employment letters do not cover the other items listed above, and they would be subject to the Company’s separation pay policy, applicable to all salaried employees with respect to any additional provisions.

Savings Plan Distributions. Upon termination without cause, the Named Executive Officers would also be entitled to a distribution of certain amounts in their savings plan accounts, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Termination of Employment upon Change of Control

Under their employment letters, Messrs. Nowlan, Craig and Baker would receive substantially the same salary payments and benefits in the case of a termination of employment upon change of control (or within one year thereafter) as those outlined above for a termination of employment without cause. Mr. Evans’ and Ms. Quick’s letter agreements do not contain these provisions. Annual incentive for the current year would be paid at target.

Vesting of equity and equity-based awards, payouts with respect to cash performance plans and treatment of stock options are governed by the provisions of the long-term incentive plan under which they were granted. The terms of the 2010 LTIP provide for vesting and payout of awards under outstanding performance plans and equity and equity-based awards as follows:

  For awards made prior to December 1, 2013, all awards vest in full and performance-based awards are paid out at target levels immediately upon a change of control, as defined in the 2010 LTIP.

  For awards made on or after December 1, 2013, upon a termination of employment other than for cause (including retirement, death, disability, termination without cause or termination for good reason) within two years after a change of control, awards vest in full and are deemed fully earned on the termination date, and performance-based awards are paid out at the target amount as of the date of the change of control. Awards no longer vest solely upon a change of control.

Stock options granted prior to December 1, 2013 vest immediately and become fully exercisable upon a change of control. Stock options granted after that date vest immediately and become fully exercisable upon a termination of employment other than for cause within two years after a change of control. No stock options have been issued on or after that date.

The amounts in the tables below with respect to termination upon change of control reflect the provisions applicable to each grant, as described above, as if the triggering event had occurred on the last day of fiscal year 2014.

Retirement

Upon retirement, a Named Executive Officer may be eligible for the following payments and benefits:

Defined Benefit Retirement Plan. Messrs. Baker and Ferro participate in the Company’s defined benefit retirement plans. The present value of each of their accumulated benefits is disclosed above in the table under the heading Pension Benefits. Mr. Baker was eligible to retire under the defined benefit retirement plans as of the last day of fiscal year 2014, and Mr. Ferro retired as of May 31, 2014 under the plans. In the event of their death, their spouses would receive a portion of the pension benefit paid monthly for the remainder of her life. The other Named Executive Officers do not participate in the defined benefit retirement plans.

Savings Plan Distributions. Upon retirement, the Named Executive Officers would be entitled to a distribution of amounts in their savings plan accounts, including any vested Company contributions in lieu of defined benefit pension plan participation, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Retiree Medical Benefits. All of the Named Executive Officers with the exception of Mr. Baker were hired after January 1, 2001 and therefore are not eligible for benefits under the Company’s retiree medical program. Since Mr. Baker has reached age 55 and has at least 10 years of service, he would be eligible for retiree medical benefits for the period from the date of his retirement to December 31, 2014, when the retiree medical program will terminate. The value of these benefits as of September 30, 2014 is included in the table below.

Incentive Plan Payments and Equity Awards. Mr. Baker would be entitled to the following upon retirement, and Mr. Ferro became entitled to the following effective upon his retirement on May 31, 2014. The other Named Executive Officers are not eligible to retire under the Company’s retirement plans at the end of fiscal year 2014 and, therefore, would not be entitled to the vesting and payouts described below.

In the event of retirement, the recipient would be entitled to pro rata participation in the annual incentive plan, based on the portion of the year employed. He would also be entitled to participation in each outstanding three-year cash performance cycle on the same basis and to the same extent as if employed for the entire period. Equity and equity-based awards, including restricted shares of Common Stock, restricted share units and performance share units, would continue to vest in accordance with their terms as if still employed if granted at least one year prior to retirement, but would be forfeited if granted less than a year prior to retirement. Stock options granted more than one year prior to retirement would remain outstanding for the lesser of five years or their term and vest in accordance with their terms. Other stock options would be forfeited.

See “Termination of Employment upon Change of Control” above for information on additional provisions that would apply with respect to long-term incentive awards made on or after December 1, 2013, upon retirement within two years after a change of control.

Death

In the event of death, a Named Executive Officer’s beneficiary would receive the following benefits:

Insurance. The Named Executive Officer’s beneficiary would be entitled to the proceeds of Company-sponsored life insurance policies.

Compensation and Benefits. In addition to any accrued and unpaid compensation, the Named Executive Officer’s spouse and other dependents would be eligible for one month of salary and continuation of medical benefits for a period of six months.

Incentive Plan Payments and Equity Awards. The Named Executive Officer’s beneficiary would be entitled to a pro rata portion of any annual incentive, based on the portion of the year that he or she was employed. He or she would also be entitled to pro rata payouts under the long-term incentive plan for each three-year cash performance plan, and vesting of a pro rata portion of unvested restricted shares of Common Stock, restricted share units and performance share units, based on actual time worked. Stock options would vest immediately and be exercisable for a period of three years or until their expiration.

See “Termination of Employment upon Change of Control” above for information on additional provisions that would apply with respect to long-term incentive awards made on or after December 1, 2013, upon death within two years after a change of control.

Savings Plan Distributions. Upon the death of a Named Executive Officer, his or her beneficiary would be entitled to distribution of amounts in the Named Executive Officer’s savings plan accounts, including any vested Company contributions in lieu of defined benefit pension plan participation, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Disability

In the event of disability, which is defined as the inability to perform the duties of his or her current job as a result of disease or injury, a Named Executive Officer would be entitled to the following benefits:

Compensation and Benefits. The Named Executive Officer would be entitled to continuation of full or partial salary (depending on years of service) for a period of six months, as short-term disability benefits, after which the Named Executive Officer would receive either 50% or 60% of salary, depending on the benefit election made (with a monthly maximum of $20,000), under the long-term disability program. After 1½ years on long-term disability benefits, continued eligibility would be based on the inability to perform any job for which the Named Executive Officer is qualified by education, training or experience. Medical, dental, vision and life insurance benefits would continue during the period of receipt of long-term disability benefits as if still employed.

Incentive Plan Payments and Equity Awards. The Named Executive Officer would be entitled to a pro rata portion of any annual incentive, based on the portion of the year during which employed. He or she would also be entitled to pro rata payouts under the long-term incentive plan for each three-year cash performance plan, and vesting of a pro rata portion of unvested restricted shares of Common Stock, restricted share units and performance share units, based on actual time worked. Outstanding stock options would vest immediately and be exercisable for a period of three years or until their expiration.

See “Termination of Employment upon Change of Control” above for information on additional provisions that would apply with respect to long-term incentive awards made on or after December 1, 2013, upon disability within two years after a change of control.

Savings Plan Distributions. A Named Executive Officer would be entitled to distributions under the savings plans, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Potential Payments at Fiscal Year-End 2014

Assuming termination for the stated reasons on the last day of fiscal year 2014, and giving effect to the agreements and plan provisions described above, Messrs. Evans, Nowlan and Craig and Ms. Quick would receive the following estimated payments and benefits under the agreements and plans described above. For Messrs. Baker and Ferro, the tables show the actual amounts accrued or paid to the executive based on his actual date of termination or retirement in fiscal year 2014. Amounts attributable to savings plan distributions, life and disability insurance, and health and welfare benefits in the event of death and disability are not included in the tables below because they are available to the Named Executive Officers on the same basis as other salaried employees.

Ivor J. Evans1

				Vesting of
				Restricted
				Shares,
				Options,
				Restricted
				Share Units
				(RSUs) and
		Annual	Long-Term Incentive	Performance Share Units	Health and Welfare	Outplacement
	Severance Pay	Incentive[3]	Payout	(PSUs)[4]	Benefits	Services	Total
Termination Event	($)	($)	($)	($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	NA	NA	NA	$744,332	NA	NA	$744,332
Termination without Cause	NA	$1,169,000	NA	744,332	NA	NA	1,913,332
Termination Upon change
of Control	NA	1,000,000	NA	7,129,296	NA	NA	8,129,296
Retirement	NA	NA	NA	NA	NA	NA	NA
Death	NA	1,169,000	NA	2,786,721	NA	NA	3,955,721
Disability	NA	1,169,000	NA	2,786,721	NA	NA	3,955,721

Kevin A. Nowlan

				Vesting of
				Restricted
				Shares,	Health
			Long-Term	Options,	and
		Annual	Incentive	RSUs and	Welfare	Outplacement
	Severance Pay[2]	Incentive[3]	Payout	PSUs[4]	Benefits	Services	Total
Termination Event	($)	($)	($)	($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	NA	NA	NA	NA	NA	NA	NA
Termination without Cause	$850,000	$298,095	$158,729[5]	$182,788	$32,726	$10,000	$1,532,338
Termination Upon Change
of Control:
-Termination without Cause	850,000	255,000	222,500[6]	1,069,745	32,726	10,000	2,439,971
-Death or Disability	NA	255,000	222,500[6]	1,069,745	NA	NA	1,547,245
Retirement	NA	NA	NA	NA	NA	NA	NA
Death	NA	298,095	158,729[5]	392,044	NA	NA	848,868
Disability	NA	298,095	158,729[5]	392,044	NA	NA	848,868

Jeffrey A. Craig

				Vesting of
				Restricted
				Shares,	Health
			Long-Term	Options,	and
		Annual	Incentive	RSUs and	Welfare	Outplacement
	Severance Pay[2]	Incentive[3]	Payout	PSUs[4]	Benefits	Services	Total
Termination Event	($)	($)	($)	($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	NA	NA	NA	NA	NA	NA	NA
Termination without Cause	$1,625,000	$645,873	$1,193,133[5]	$1,808,143	$40,907	$10,000	$5,323,056
Termination Upon Change
of Control:
-Termination without Cause	1,625,000	552,500	1,640,000[6]	5,100,875	40,907	10,000	8,969,282
-Death or Disability	NA	552,500	1,640,000[6]	5,100,875	NA	NA	7,293,375
Retirement	NA	NA	NA	NA	NA	NA	NA
Death	NA	645,873	1,193,133[5]	2,391,286	NA	NA	4,230,292
Disability	NA	645,873	1,193,133[5]	2,391,286	NA	NA	4,230,292

Sandra J. Quick

				Vesting of
				Restricted
				Shares,	Health
			Long-Term	Options,	and
		Annual	Incentive	RSUs and	Welfare	Outplacement
	Severance Pay[2]	Incentive[3]	Payout	PSUs[4]	Benefits	Services	Total
Termination Event	($)	($)	($)	($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	NA	NA	NA	NA	NA	NA	NA
Termination without Cause	$375,000	$139,335	$126,855[5]	NA	$15,488	$10,000	$666,678
Termination Upon Change
of Control:
-Termination without Cause	375,000	119,192	181,800[6]	286,265	15,488	10,000	987,745
-Death or Disability	NA	119,192	181,800[6]	286,265	NA	NA	587,257
Retirement	NA	NA	NA	NA	NA	NA	NA
Death	NA	139,335	126,855[5]	39,759	NA	NA	305,949
Disability	NA	139,335	126,855[5]	39,759	NA	NA	305,949

Vernon G. Baker, II7

Vesting of
Restricted
			Long-Term	Shares,	Health and
		Annual	Incentive	Options and	Welfare	Outplacement
	Severance Pay[2]	Incentive[3]	Payout	RSUs[4]	Benefits	Services	Total
Termination Event	($)	($)	($)	($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	NA	NA	NA	NA	NA	NA	NA
Termination without Cause	$1,030,000	$136,571	$427,976[5]	$877,429	$32,726	$10,000	$2,514,702
Termination Upon Change
of Control	NA	NA	NA	NA	NA	NA	NA
Retirement	NA	NA	NA	NA	NA	NA	NA
Death	NA	NA	NA	NA	NA	NA	NA
Disability	NA	NA	NA	NA	NA	NA	NA

Pedro N. Ferro7

Vesting of
Restricted
			Long-Term	Shares,	Health and
		Annual	Incentive	Options and	Welfare	Outplacement
	Severance Pay	Incentive[3]	Payout	RSUs[4]	Benefits	Services	Total
Termination Event	($)	($)	($)	($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	NA	NA	NA	NA	NA	NA	NA
Termination without Cause	NA	NA	NA	NA	NA	NA	NA
Termination Upon Change
of Control	NA	NA	NA	NA	NA	NA	NA
Retirement	NA	$207,562	$484,950[5]	$636,564	NA	NA	$1,329,076
Death	NA	NA	NA	NA	NA	NA	NA
Disability	NA	NA	NA	NA	NA	NA	NA
____________________

1	The letter agreement dated as of September 11, 2013 with Mr. Evans contains no severance provisions upon termination of employment and, accordingly, if Mr. Evans had been terminated as of the last day of fiscal year 2014, he would have received no severance pay. In addition, the performance-based option award as set forth in his letter would have terminated. Since the outstanding restricted stock awarded to Mr. Evans prior to fiscal year 2014 was awarded to him for his service as a non-employee director, prior to his employment with Meritor, such awards would not terminate or vest upon his termination of employment with Meritor, but rather would continue to remain outstanding as long as he continued to serve on the Board. Accordingly, those shares have not been shown as vesting in this table.

2	Based on annual salary as of the last day of the fiscal year, except with respect to Mr. Baker.

3	The executive would be entitled to annual incentive participation for the 2014 fiscal year, based on time actually worked, in accordance with the terms of the ICP. For this purpose, actual incentive compensation paid for fiscal year 2014 has been included, except in the case of termination upon change of control, in which case the target annual bonus has been included.

4	Based, as applicable, on the number of unvested shares of restricted stock, unvested restricted share units and unvested performance share units, as follows:
  In the case of termination upon change of control, the total number granted;

  in the case of termination without cause, the total number of shares of restricted stock, restricted share units and performance share units that would vest by the end of the separation period (unvested options would be forfeited);

  in the case of death and disability, a prorated number of shares of restricted stock, restricted share units and performance share units, based on active time worked prior to the date of the event; and

  in the case of Mr. Baker and Mr. Ferro, the total number does not include restricted share units and performance share units granted within less than a year, which were forfeited upon their resignation and retirement, respectively.
In each case, the applicable numbers are multiplied by the NYSE Closing Price on September 26, 2014 ($11.41), the last trading day of fiscal year 2014. For unvested options, the value is based on the excess of the NYSE Closing Price on September 26, 2014 over the exercise price ($8.22), times the number of options.

5	Based on the actual amount paid for the cash performance plan with a three-year performance period ended September 30, 2014. For the three-year performance plan ending September 30, 2015, payments were estimated based on the target award in the case of any future year in the cycle and the portions earned for any years in the cycle that are already completed. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Summary Compensation Table above. For termination without cause, death and disability, these cycles are prorated for time worked prior to the event. For retirement (if applicable), a full award is paid. All payments would be made at the time the award would otherwise be paid.

6	Based on payout at 100% of targets for the three-year performance periods ending September 30, 2014 and 2015.

7	Since Mr. Baker’s employment terminated effective February 15, 2014, the amounts in this table represent only the amounts actually accrued or paid to him in the event of termination without cause. Since Mr. Ferro retired effective May 31, 2014, the amounts in this table represent only the amounts actually accrued or paid to him in the event of retirement. The other termination events are no longer applicable to Messrs. Baker and Ferro.

PROPOSAL REGARDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareowners with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. We provide this advisory vote on an annual basis, and the next such vote will occur at the Annual Meeting of Shareowners in 2016.

As described in detail under the heading Executive Compensation - Compensation Discussion and Analysis, we believe our executive compensation program is balanced, seeks to closely align the interests of our Named Executive Officers with the long-term interests of our shareowners, and is focused on pay for performance in support of Meritor’s business objectives. As you review the Compensation Discussion and Analysis section of this Proxy Statement and the other sections related to executive compensation, you should note the following:

  The Company’s annual incentive plan and long-term incentive plan compensation are both based on the achievement of business objectives that support Meritor’s long-term success.

  A substantial portion of our Named Executive Officers’ compensation is tied to Meritor’s stock performance (including the equity-based awards reflected in the tables under the headings Executive Compensation-Summary Compensation Table and –Grants of Plan-Based Awards in Fiscal Year 2014 above), which aligns executive and shareowner interests.

  We utilize three-year vesting cycles for service-based restricted stock and restricted share units and for performance-based long-term incentive awards to promote a longer-term focus.

  Our compensation actions show that we maintain a pay-for-performance culture by basing a significant portion of payments under our incentive plans on achievement of measurable business objectives.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee.

Accordingly, we ask our shareowners to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareowners approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareowners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in the Proxy Statement.”

The Board of Directors recommends that you vote “FOR” the approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement, which is presented as Item (2).

AUDIT COMMITTEE REPORT

The Audit Committee, in accordance with its written charter, assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices of Meritor. The Audit Committee’s function is more fully described in its charter, which is summarized above under the heading “Board of Directors and Committees – Committees – Audit Committee” and is available in the section headed “Investors – Corporate Governance” on the Meritor website (www.meritor.com).

The Audit Committee is currently composed of the four undersigned directors, each of whom meets the criteria for independence specified in the listing standards of the New York Stock Exchange. The Board has determined that (i) all of the members of the Audit Committee are “financially literate,” and one or more members of the Audit Committee possess accounting or related financial management expertise (as these qualifications are interpreted in the business judgment of the Board), in each case as required by the listing standards of the New York Stock Exchange; and (ii) David W. Devonshire and William J. Lyons each qualifies as an “audit committee financial expert,” as required by the SEC and defined in Regulation S-K. Each member of the Audit Committee has either education and high-level experience in financial matters, or an extensive working knowledge of financial matters acquired through operational experience leading significant businesses. This mix of financial and operational expertise provides the Audit Committee with diverse viewpoints on financial matters and enhances its effectiveness. The qualifications of each Committee member are disclosed under the heading “Election of Directors – Information as to Nominees for Director and Continuing Directors” above.

The Audit Committee is responsible for annual selection and overseeing the independence, qualifications and performance of the independent auditors. The criteria considered by the Audit Committee in carrying out this responsibility are discussed below under the heading “Proposal to Approve the Selection of Auditors.” The Audit Committee is also responsible for approval of the independent auditor’s compensation and, as a policy, all services provided and the related budgets are pre-approved. The procedure for approval of compensation is discussed in more detail under the heading “Independent Accountants’ Fees” below.

The Audit Committee is also responsible for reviewing significant internal control matters, the adequacy of the system of internal controls, the internal audit charter, the scope of the annual internal audit plan and the results of internal audits. The Audit Committee also consults with management as to appointment and removal of the internal auditor.

Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent auditor’s report. The Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent auditors and the report of the independent auditors.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2014 with the Company’s management and with Deloitte & Touche LLP (“Deloitte”), independent auditors. The Audit Committee has also reviewed and discussed communications from both management and Deloitte regarding internal controls over financial reporting, as required by the Public Company Accounting Oversight Board’s Auditing Standard No. 5, “An Audit of Internal Control over Financial Reporting That is Integrated with an Audit of Financial Statements,” and applicable SEC rules.

The discussions with Deloitte also included the matters required to be discussed by Statement on Auditing Standards Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte their independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Meritor’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed with the Securities and Exchange Commission.

Audit Committee

David W. Devonshire, Chairman
Rhonda L. Brooks
William J. Lyons
Thomas L. Pajonas

INDEPENDENT ACCOUNTANTS’ FEES

During the last two fiscal years, Deloitte & Touche LLP billed Meritor and its subsidiaries the following fees for its services:

	Fiscal Year Ended September 30,
	2013	2014
Audit fees(a)	$5,120,000	$5,096,000
Audit-related fees(b)	319,000	88,000
Tax fees(c)	899,000	711,000
All other fees	—	—
TOTAL	$6,338,000	$5,895,000
____________________

(a)	Includes fees related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Audit-related fees are principally comprised of Exchange Act filings and comfort letters to underwriters relating to debt transactions for fiscal years 2013 and 2014.

(c)	Includes fees for tax consulting and compliance.

Pursuant to its charter, the Audit Committee is responsible for selection, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the Company; and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

All of the audit-related and tax services provided by Deloitte in fiscal years 2013 and 2014 (described in the footnotes to the table above) and related fees were approved in advance by the Audit Committee.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

The Audit Committee of the Board of Directors of Meritor has selected the firm of Deloitte & Touche LLP as the auditors of the Company, subject to the approval of the shareowners. Deloitte & Touche LLP have acted as auditors for Meritor and its predecessor company, Meritor Automotive, Inc., since 1997.

Before the Audit Committee appointed Deloitte & Touche LLP, it carefully considered the qualifications of that firm, including its performance for Meritor and its reputation for integrity and for competence in the fields of accounting and auditing. Representatives of Deloitte & Touche LLP are expected to attend the 2015 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors recommends that you vote “FOR” the proposal to approve the selection of Deloitte & Touche LLP to act as auditors for Meritor, which is presented as item (3).

PROPOSAL TO APPROVE AMENDED AND RESTATED INCENTIVE
COMPENSATION PLAN, INCLUDING PERFORMANCE GOALS

The Incentive Compensation Plan (the “ICP”) was last approved by the Company’s shareowners in 2010. The Compensation Committee approved an amended and restated ICP effective as of September 17, 2014, and the Board of Directors adopted the amended and restated ICP effective as of November 7, 2014, subject to shareowner approval at the 2015 Annual Meeting. The purposes of such amended and restated ICP are:

  to add a clawback provision applicable to awards that are subsequently the subject of a restatement of financial statements within one year due to misconduct or culpable conduct, and to reflect the change in the name of “ArvinMeritor, Inc.” to “Meritor, Inc.”

The ICP sets forth objective performance criteria in order that certain awards made under the ICP could qualify for favorable tax treatment under Section 162(m) of the IRC (“Section 162(m)”). The performance goals are not required to be approved by shareowners under the rules of the New York Stock Exchange. However, in order to be effective for purposes of Section 162(m), the goals must be approved by shareowners every five years. Since ICP performance goals were last approved by the shareowners at the annual meeting in 2010, a proposal seeking shareowner approval of the amended and restated ICP and such goals will be presented at the 2015 Annual Meeting. If the Company’s shareowners fail to approve the proposed goals, the ICP will not qualify for favorable tax treatment under Section 162(m).

The complete text of the ICP, as amended and restated, including the performance goals, is set forth in Appendix A to this proxy statement, and we urge you to review it carefully along with the following information. The following is a summary of the material features of the ICP, as amended and restated, which is qualified in its entirety by reference to Appendix A.

Summary of the ICP

General. The purposes of the ICP are to provide a reward and an incentive to employees in managerial, staff or technical capacities who have contributed in the then-current fiscal year and, in the future, are likely to contribute to the success of the Company and to enhance the Company’s ability to attract and retain outstanding employees to serve in such capacities.

Any person in the salaried employ of the Company during some part of the fiscal year for which awards are made may be eligible for an award under the ICP. Approximately 1,500 employees are currently eligible for awards. Unless also an employee of the Company, no member of the Board of Directors is eligible to participate in the ICP. The Compensation Committee has the power to administer and interpret the ICP, except that the grant committee (which consists only of outside non-employee directors) administers awards intended to qualify under Section 162(m).

Awards Not Intended to Qualify Under Section 162(m). Under the ICP, the Company’s chief executive officer will submit to the Compensation Committee, within 35 days after the end of each fiscal year, recommendations concerning awards for that fiscal year. In its discretion, the Compensation Committee will annually, following the close of the immediately preceding fiscal year, determine: (i) the extent to which awards, if any, will be made; (ii) the employees to whom any such awards will be made; (iii) the amount of any such award; and (iv) the form, terms and conditions of such awards. Among other things, the Compensation Committee may determine whether and to what extent awards will be paid in installments.

Awards Intended to Qualify Under Section 162(m). Under the ICP, the grant committee may make awards to eligible employees (as described above) as performance compensation awards in order that the awards constitute qualified performance-based compensation under Section 162(m). The grant committee will exercise all other responsibilities, powers and authority not reserved to the Board of Directors relating to awards intended to qualify under Section 162(m). With respect to each such performance compensation award, the grant committee will, on or before the 90th day of the applicable fiscal year, establish, in writing, applicable performance goals and the performance objectives to be used in determining whether and to what extent awards will be deemed to be earned in respect of the fiscal year. The performance goals will be based on one or more of the following objective performance criteria or components thereof selected by the grant committee to measure the performance of the Company, a division or business component (which may but need not be a subsidiary) of the Company or both for a fiscal year: (i) sales or cash return on sales; (ii) cash flow or free cash flow or net cash from operating activity; (iii) earnings (including gross margin, earnings before or after interest and taxes, earnings before taxes, and net earnings); (iv) basic or diluted earnings per share; (v) growth in earnings or earnings per share; (vi) stock price; (vii) return on equity or average shareowners’ equity; (viii) total shareowner return; (ix) return on capital; (x) return on assets or net assets; (xi) return on investments; (xii) revenue or gross profits; (xiii) income before or after interest, taxes, depreciation and amortization, or net income; (xiv) pretax income before allocation of corporate overhead and bonus; (xv) operating income or net operating income; (xvi) operating profit or net operating profit (whether before or after taxes); (xvii) operating margin; (xviii) return on operating revenue; (xix) working capital or net working capital; (xx) market share; (xxi) asset velocity index; (xxii) contract awards or backlog; (xxiii) overhead or other expense or cost reduction; (xxiv) growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; (xxv) credit rating; (xxvi) strategic plan development and implementation; (xxvii) improvement in workforce diversity; (xxviii) customer satisfaction; (xxix) employee satisfaction; (xxx) management succession plan development and implementation; and (xxxi) employee retention.

A participant will be eligible to receive payment in respect of a performance compensation award only to the extent that the performance goals for that award are achieved. As soon as practicable after the close of each fiscal year, the grant committee will review and determine whether, and to what extent, the performance goals for the fiscal year have been achieved and, if so, determine the amount of the performance compensation award that may be earned by the employee for such fiscal year. The grant committee will then determine the actual amount of the performance compensation award that may be paid to the employee and, in so doing, may in its sole discretion decrease, but not increase, the amount of the award otherwise payable to the employee based upon such performance. No performance compensation award having an aggregate maximum dollar value in excess of $5 million will be paid to any individual employee in any one fiscal year.

The designation of an award as a performance compensation award will enable such award to qualify as performance-based compensation not subject to the $1 million limitation on deductible compensation under Section 162(m). Such awards made under the ICP prior to shareowner approval will qualify as performance-based compensation only to the extent such awards will be forfeited if shareowner approval is not obtained.

Payment of Awards. Any award payable under the ICP for a fiscal year will be paid no later than March 15th of the calendar year following the year in which such award vests.

Amendment, Suspension or Termination of ICP. The Board of Directors has the power, in its discretion, to amend, suspend or terminate the ICP at any time. It does not have the power, however, to take any such action that would adversely affect rights under an award already made, without the consent of the person affected.

Change of Control Benefits. In order to maintain rights of participants in the ICP in the event of a change of control (as defined in the Company’s By-Laws) of the Company, the ICP provides that all unpaid installments of awards theretofore made under the ICP will become due and payable.

New Plan Benefits. Only certain employees of the Company are eligible for awards under the ICP. Non-executive directors are not eligible for awards. Grants under the ICP are made in the discretion of the Compensation Committee or grant committee, as applicable, and the amounts to be awarded in any year are not determinable.

Clawback of Awards. The ICP provides that the Compensation Committee may, in its sole discretion, require repayment to the Company of all or any portion of an ICP award if (1) the amount of such award was calculated based on the achievement of certain financial results that were subsequently the subject of restatement of the Company’s financial statements within a period of one year after the payment or settlement of the award, (2) the ICP participant engaged in misconduct or other culpable conduct (as determined by the Compensation Committee in its sole discretion) that caused or contributed to the need for such restatement, and (3) the amount of the ICP award would have been lower than the amount actually awarded to the participant had the financial results been properly reported. The ICP provides that such clawback provision shall not be the Company’s exclusive remedy with respect to such matter.

Shares Authorized for Issuance under Company Plans

The number of stock options outstanding under our equity compensation plans, the weighted average exercise price of outstanding options, and the number of securities remaining available for issuance, as of September 30, 2014, were are follows:

Number of securities
remaining available for
	Number of securities to be	Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights[1]	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved
by security holders	650,000	$10.32	4,804,709
Equity compensation plans not
approved by security holders	—	—	—
Total	650,000	$10.32	4,804,709
____________________

1	In addition to stock options, shares of Common Stock, restricted shares of Common Stock, restricted share units and performance share units, which do not have an exercise price, have been awarded under the Company’s equity compensation plans and were outstanding at September 30, 2014. Weighted average exercise price reported in column (b) does not take these awards into account.

All of the equity compensation plans under which grants are outstanding as shown above were approved by Meritor shareowners.

The following number of shares remained available for issuance under our equity compensation plans at September 30, 2014. Grants may be in the form of any of the listed type of awards.

Plan	Number of Shares	Type of award
2010 Long-Term Incentive Plan*	4,804,709	Stock options, stock appreciation rights,
		stock awards and other stock-based awards
____________________

*	The 2010 Long-Term Incentive Plan was approved by the Company’s shareowners on January 28, 2010. At that time, the 2007 Long-Term Incentive Plan and the 2004 Directors Stock Plan were terminated. No further awards will be made under those plans, and no stock awards will be made under the Incentive Compensation Plan. On January 20, 2011 and January 23, 2014, the Company’s shareowners approved amendments to the 2010 Long-Term Incentive Plan to increase the maximum number of shares that may be granted under the plan. Earlier equity compensation plans were terminated on January 26, 2007, in connection with the approval of the 2007 Long-Term Incentive Plan by the Company’s shareowners.

The Board of Directors recommends that you vote “FOR” the proposal to approve the amended and restated ICP, including the performance goals relating to the ICP to enable certain awards to qualify under Section 162(m), which is presented as Item (4).

VOTE REQUIRED

The presence, in person or by proxy, of the holders of at least a majority of the shares of Meritor Common Stock entitled to be cast on any matter to be acted on at the 2015 Annual Meeting is necessary to have a quorum. Once a share is represented with respect to any matter, it is deemed present for quorum purposes for the remainder of the meeting. Assuming a quorum is present, the vote required for approval of each proposal is as follows:

  Election of Directors —
  Plurality. Under Indiana law and our By-Laws, the three nominees who receive the greatest number of votes for election as Class III directors cast by the holders of Meritor Common Stock entitled to vote at the meeting will become directors at the conclusion of the tabulation of votes. A properly executed proxy marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

  Majority Vote Policy. Under the Company’s majority vote policy (as described above under the heading Corporate Governance at Meritor – Board Composition), any nominee for director who is elected but who receives a greater number of “withhold” votes than “for” votes in an uncontested election is required to tender his or her resignation after the certification of the election results. The Corporate Governance and Nominating Committee will consider the matter and recommend to the Board what action should be taken. The Board is required to take action and publicly disclose its decision, including the underlying rationale, within 90 days of certification of the election results.
  Advisory Vote on Executive Compensation — The proposal relating to the advisory vote on executive compensation will be considered approved if more votes are cast in favor of the proposal than are cast against it. This proposal is advisory in nature, which means that it is not binding on the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

  Selection of Auditors — Under Indiana law and our By-Laws, more votes must be cast in favor of the proposal to approve the selection of auditors than are cast against it.

  ICP Amendment Approval — Under Indiana law and our By-Laws, more votes must be cast in favor of the proposal to approve the amendments to the ICP than are cast against it. However, this proposal is subject to the approval requirements of Section 162(m) of the IRC, which requires the affirmative vote of a majority of the votes cast.

  Abstentions and broker non-votes will have the following effects on the outcome of the proposals:

  Effect of Abstentions — Under Indiana law, an abstention from voting on a matter by a shareowner present in person or represented by proxy at the meeting will not affect the outcome of the election of directors, the advisory vote on executive compensation and the proposal to approve the selection of auditors. However, for purposes of Section 162(m), abstentions will be counted as votes cast on the proposal to approve the amendments to the ICP and will have the same effect as votes cast against that proposal.

  Effect of Broker Non-Votes — If your shares of Meritor Common Stock are held in “street name” and you do not give your broker voting instructions, your broker will only have discretion to vote your shares for the proposal to approve the selection of auditors. With respect to all other matters to be voted on at the 2015 Annual Meeting, the votes associated with shares held in “street name” for which you do not give your broker voting instructions will be considered “broker non-votes,” which means your broker will not have discretion to vote your shares on those matters. Broker non-votes will not affect the outcome of the election of directors, the advisory vote on executive compensation and the proposal to approve the amendments to the ICP.

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented at the meeting. In the event of a vote on any matters other than those referred to in items (1), (2), (3) and (4) of the accompanying Notice of 2015 Annual Meeting of Shareowners, it is intended that properly given proxies will be voted on the additional matters in accordance with the judgment of the person or persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of Meritor equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and information and representations furnished by our officers and directors, we believe that all our officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions in Meritor securities in fiscal year 2014.

ANNUAL REPORTS

Our Annual Report to Shareowners, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended September 30, 2014, was either made available electronically or mailed to shareowners with this proxy statement.

EXPENSES OF SOLICITATION

Meritor will bear the cost of the solicitation of proxies. In addition to the use of the mails and use of a website to make proxy materials available electronically, proxies may be solicited personally, or by telephone, telegraph, telecopy, Internet or other means of communication by our directors, officers and employees without additional compensation and by the outside proxy solicitor of Meritor, Georgeson Inc. (“Georgeson”). Meritor will pay Georgeson a base fee of $9,000 plus reasonable out of pocket expenses. As usual, we will also reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of resending proxy materials to principals and obtaining their proxies.

SHAREOWNER PROPOSALS FOR 2016 ANNUAL MEETING

Under the SEC’s rules and regulations, shareowner proposals for the 2016 Annual Meeting of Shareowners must be received on or before August 7, 2015, at the Office of the Secretary at our headquarters, 2135 West Maple Road, Troy, Michigan 48084-7186, in order to be eligible for inclusion in our proxy materials. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration at the 2016 Annual Meeting of Shareowners, other than through inclusion in our proxy materials, to notify our Secretary in writing at the above address on or after September 24, 2015 and on or before October 24, 2015.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have established procedures for shareowners and other interested parties to communicate directly with non-management members of the Board of Directors. You can contact the Board by mail at: Meritor Board of Directors, 33717 Woodward Ave., PMB 335, Birmingham, MI 48009.

If you have concerns involving internal controls, accounting or auditing, you can contact the Audit Committee directly by mail at: Meritor Audit Committee, 33717 Woodward Ave., PMB 407, Birmingham, MI 48009.

FORWARD LOOKING STATEMENTS

This proxy statement contains statements and estimates relating to future compensation of the Named Executive Officers that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual compensation may differ materially from that projected as a result of certain facts and uncertainties, including but not limited to timing of and reason for termination of employment; compensation levels and outstanding equity and incentive awards at the time of termination; and age and length of service at the time of termination; as well as other facts and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the Company with the SEC. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

December 5, 2014

If your Meritor shares are registered in your name and you plan to attend the Annual Meeting of Shareowners to be held at the Westin Detroit Metropolitan Airport, 2501 World Gateway Place, in Detroit, Michigan 48242 on January 22, 2015, please be sure to:

  indicate your desire to attend the meeting when you grant your proxy via our Internet or telephone voting procedures; or

  mark the appropriate box on the proxy card and mail the card using the enclosed envelope.

If your shares are not registered in your own name and you would like to attend the meeting, please bring evidence of your Meritor share ownership with you to the meeting. You should be able to obtain evidence of your Meritor share ownership from the broker, trustee, bank or other nominee who holds your shares on your behalf.

Appendix A

MERITOR, INC.
INCENTIVE COMPENSATION PLAN
(Amended and Restated as of January 22, 2015)

1. PURPOSES.

The purposes of the Incentive Compensation Plan (the “Plan”) are to provide a reward and an incentive to employees in managerial, staff or technical capacities who have contributed in the then-current fiscal year and, in the future, are likely to contribute to the success of the Corporation and to enhance the Corporation’s ability to attract and retain outstanding employees to serve in such capacities.

2. DEFINITIONS.

For the purpose of the Plan, the following terms shall have the meanings shown:

(a)	Meritor. Meritor, Inc., an Indiana corporation.

(b)	Board of Directors. The Board of Directors of Meritor.

(c)	Committee. The Compensation and Management Development Committee, designated by the Board of Directors, consisting of three or more members of the Board of Directors who are not eligible to participate in the Plan.

(d)	Corporation. Meritor and such of its subsidiaries and affiliates as may be designated by the Board of Directors.

(e)	Employees. Persons in the salaried employ of the Corporation (including those on authorized leave of absence) during some part of the fiscal year for which an award is made. Unless also an employee of the Corporation, no member of the Board of Directors shall be eligible to participate in the Plan.

(f)	Grant Committee. The Committee excluding those members of the Committee who are not, at the time any award is made under paragraph 4, both “outside directors” as defined for purposes of Section 162(m) and the regulations thereunder and “Non-Employee Directors” as defined in rule 16b-3(b)(3)(i) under the Securities Exchange Act of 1934, as amended, for purposes of Section 16 of that Act and the rules thereunder.

(g)	Section 409A. Section 409A of the Internal Revenue Code of 1986, as amended, or any successor provision, and any regulations or other guidance issued thereunder.

(h)	Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision, and any regulation or other guidance issued thereunder.

3. AWARDS NOT INTENDED TO QUALIFY UNDER SECTION 162(m).

(a) The Chief Executive Officer of Meritor shall submit to the Committee, within 35 days after the end of each fiscal year, recommendations concerning awards under this paragraph 3 for that fiscal year.

(b) The Committee, in its discretion, shall annually following the close of the immediately preceding fiscal year, determine (i) the extent to which awards, if any, shall be made under this paragraph 3; (ii) the employees to whom any such awards shall be made; (iii) the amount of any such award; and (iv) subject to Section 409A, the form, terms and conditions of such awards. Subject to paragraph 7(a) of this Plan, the Committee may determine, among other things, whether and to what extent awards shall be paid in installments.

(c) The Corporation shall promptly notify each person to whom an award has been made and pay the award in accordance with the determinations of the Committee.

(d) A cash award may be made with respect to an employee who has died. Any such award shall be paid to the legal representative or representatives of the estate of such employee.

4. AWARDS INTENDED TO QUALIFY UNDER SECTION 162(m).

(a) In addition to awards that may be made by the Committee under paragraph 3, the Grant Committee may make awards to employees from time to time on terms consistent with the provisions of the Plan as “performance compensation” awards in order that such awards constitute qualified performance-based compensation under Section 162(m). The Grant Committee shall exercise all other responsibilities, powers and authority not reserved to the Board of Directors relating to awards made under this paragraph 4. With respect to each such performance compensation award, the Grant Committee shall, on or before the 90th day of the applicable fiscal year, establish, in writing, applicable performance goals and the performance objectives to be used in determining whether and to what extent awards shall be deemed to be earned in respect of such fiscal year. The performance goals shall be based on one or more of the following objective performance criteria or components thereof selected by the Grant Committee to measure the performance of Meritor, a division or business component (which may but need not be a subsidiary) of Meritor or both for a fiscal year: (i) sales or cash return on sales; (ii) cash flow or free cash flow or net cash from operating activity; (iii) earnings (including gross margin, earnings before or after interest and taxes, earnings before taxes, and net earnings); (iv) basic or diluted earnings per share; (v) growth in earnings or earnings per share; (vi) stock price; (vii) return on equity or average shareowners’ equity; (viii) total shareowner return; (ix) return on capital; (x) return on assets or net assets; (xi) return on investments; (xii) revenue or gross profits; (xiii) income before or after interest, taxes, depreciation and amortization, or net income; (xiv) pretax income before allocation of corporate overhead and bonus; (xv) operating income or net operating income; (xvi) operating profit or net operating profit (whether before or after taxes); (xvii) operating margin; (xviii) return on operating revenue; (xix) working capital or net working capital; (xx) market share; (xxi) asset velocity index; (xxii) contract awards or backlog; (xxiii) overhead or other expense or cost reduction; (xxiv) growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; (xxv) credit rating; (xxvi) strategic plan development and implementation; (xxvii) improvement in workforce diversity; (xxviii) customer satisfaction; (xxix) employee satisfaction; (xxx) management succession plan development and implementation; and (xxxi) employee retention. Such performance goals and performance objectives also may be based solely on Meritor’s performance or the performance of an affiliate, division or business component of Meritor, or based on the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Each such performance criterion shall be determined in accordance with generally accepted accounting principles, if applicable, as consistently applied by the Corporation and, if so determined by the Grant Committee at the time the award is made, and to the extent permitted under Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance goals and performance objectives may vary from fiscal year to fiscal year and from employee to employee and may be established on a stand-alone basis, in tandem or in the alternative. Once established for a fiscal year, such goals and objectives shall not be amended or otherwise modified if and to the extent such amendment or modification would cause the compensation payable pursuant to the award to fail to constitute qualified performance-based compensation under Section 162(m).

(b) A participant shall be eligible to receive payment in respect of a performance compensation award only to the extent that the performance goals for that award are achieved. As soon as practicable after the close of each fiscal year, the Grant Committee shall review and determine whether, and to what extent, the performance goals for the fiscal year have been achieved and, if so, determine the amount of the performance compensation award that may be earned by the employee for such fiscal year. The Grant Committee shall then determine the actual amount of the performance compensation award that may be paid to the employee and, in so doing, may in its sole discretion decrease, but not increase, the amount of the award otherwise payable to the employee based upon such performance.

(c) No performance compensation award having an aggregate maximum dollar value in excess of $5,000,000 shall be paid to any individual employee in any one fiscal year of Meritor.

5. FINALITY OF DETERMINATIONS.

The Committee or Grant Committee, as applicable, shall have the power to administer and interpret the Plan. All determinations, interpretations and actions of the Committee or Grant Committee, as applicable, and all actions of the Board of Directors under or in connection with the Plan shall be final, conclusive and binding upon all concerned.

6. AMENDMENT OF THE PLAN.

The Board of Directors shall have the power, in its sole discretion, to amend, suspend or terminate the Plan at any time, except that no such action shall adversely affect rights under an award already made, without the consent of the person affected.

7. SECTION 409A.

(a) Notwithstanding any other provision of this Plan to the contrary, each award will be paid no later than March 15th of the calendar year following the year in which such award vests.

(b) This Plan is intended to be exempt from Section 409A. Notwithstanding any other provision of this Plan to the contrary, the Corporation makes no representation that this Plan or any amount payable under this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Plan.

(c) Employees who are eligible to participate in the Corporation’s Deferred Compensation Plan may elect to defer receipt of awards under the Plan in accordance with and subject to the terms and conditions of the Corporation’s Deferred Compensation Plan.

8. MISCELLANEOUS.

(a) A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of a quorum at a meeting, or by a writing or writings signed by a majority of the members of the Committee.

(b) Notwithstanding any other provision of the Plan, if a Change of Control (as defined in Article 8, Section 8.10(a) of Meritor’s By-Laws) shall occur, then, unless prior to the occurrence thereof the Board of Directors shall determine otherwise by vote of at least two-thirds of its members, all unpaid installments of any awards made under the Plan prior to such Change of Control shall forthwith become due and payable.

(c) The Corporation shall bear all expenses and costs in connection with the operation of the Plan.

(d) The Committee may, in its discretion, also require repayment to the Corporation of all or any portion of an award if the amount of the award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of the Corporation’s financial statements within a period of one year after the payment or settlement of the award, the employee or former employee engaged in misconduct or other culpable conduct (as determined by the Committee in its sole discretion) that caused or contributed to the need for the restatement of the financial statements, and the amount of the award would have been lower than the amount actually awarded to the employee or former employee had the financial results been properly reported. This provision shall not be the Corporation’s exclusive remedy with respect to such matters.

MERITOR, INC.
2135 W. MAPLE RD.
TROY, MI 48084

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO REQUEST PAPER COPIES OF PROXY MATERIALS: If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before January 8, 2015 to facilitate timely delivery.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M79520-P57540	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERITOR, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
Vote on Directors			☐	☐	☐
Proposal 1 -	The election of directors - nominees for a term expiring in 2018:
Nominees:
	01)	David W. Devonshire
	02)	Victoria B. Jackson Bridges
	03)	Lloyd G. Trotter

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

Proposal 2 -	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement;	☐	☐	☐

Proposal 3 -	To consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company;	☐	☐	☐

Proposal 4 -	To consider and vote upon a proposal to approve the amended and restated Incentive Compensation Plan (including related performance goals) to include a clawback provision and to make certain other changes to the plan;	☐	☐	☐

Proposal 5 -	To transact such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MERITOR, INC. ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON JANUARY 22, 2015.

The Annual Meeting of Shareowners will be held on Thursday, January 22, 2015, at 9:00 a.m., at the Westin Detroit Metropolitan Airport, 2501 World Gateway Place, Detroit, Michigan 48242.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request printed copies. The items to be voted on are provided on the reverse side of this notice.

This communication presents only a brief overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M79521-P57540

MERITOR, INC.

PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DIRECTION CARD TO T. ROWE PRICE TRUST COMPANY, DIRECTED TRUSTEE

The undersigned hereby appoints Rhonda L. Brooks, Victoria B. Jackson Bridges and Ivor J. Evans, jointly and severally, proxies, with full power of substitution, to vote shares of common stock of the Company owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareowners to be held at The Westin Detroit Metropolitan Airport, 2501 World Gateway Place, Detroit, MI 48242, on January 22, 2015 or any adjournment thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Directed Trustee, to vote shares of common stock of the Company allocated, respectively, to accounts of the undersigned under the Meritor, Inc. Savings Plan and the Meritor, Inc. Hourly Employees Savings Plan, and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card.

Where a vote is not specified:

  The proxies will vote all such shares owned of record FOR the election of directors and FOR proposals (2), (3) and (4) and will vote as they deem proper on such other matters as may properly come before the meeting; and

  T. Rowe Price Trust Company, as Directed Trustee, will vote all such shares allocated to the Meritor, Inc. Savings Plan and Hourly Employees Savings Plan accounts of the undersigned on proposals (1), (2), (3) and (4) in the same manner and proportion as shares for which voting instructions are received.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope